     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1999.
                                                      REGISTRATION NO. 333-75137


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Pacific Softworks, Inc.

                 (Name of small business issuer in its charter)


         California                      8980                    77-0390628
----------------------------       -----------------          ----------------
(State or Other Jurisdiction       (Primary Standard          (I.R.S. Employer
      of Incorporation         Industrial Classification     Identification No.)
      or Organization)               Code Number)


                           703 Rancho Conejo Boulevard
                         Newbury Park, California 91320
                                 (805) 499-7722

        (Address and Telephone Number of Principal Executive Offices and Address of Principal Place of Business or Intended Principal Place of Business)

                                Glenn P. Russell
                      President and Chief Executive Officer
                             Pacific Softworks, Inc.
                           703 Rancho Conejo Boulevard
                         Newbury Park, California 91320
                                 (805) 499-7722

            (Name, Address and Telephone Number of Agent For Service)

                                 With Copies To:

Aaron A. Grunfeld, Esq.                       Robert W. Walter, Esq.
Resch Polster Alpert & Berger LLP             Berliner Zisser Walter & Gallegos, P.C.
10390 Santa Monica Boulevard, Fourth Floor    1700 Lincoln Street, Suite 4700
Los Angeles, California 90025                 Denver, Colorado 80203
(310) 277-8300                                (303) 830-1700


    Approximate date of commencement of proposed sale to the public: As soon as practicable following the date on which this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                                     Proposed
                  Title of Each                                       Proposed        Maximum
                     Class Of                           Amount         Maximum       Aggregate      Amount Of
                 Securities To Be                       To Be       Offering Price    Offering     Registration
                   Registered                       Registered(1)   Per Unit(2)        Price           Fee
                   ----------                       -------------   -----------     -----------    ------------

Units, each comprising one share of common              920,000      $    5.25      $ 4,830,000      $1,342.74
stock and one warrant(3)(4)
     (a) Common stock                                   920,000             --               --             --
     (b) Warrants to purchase common stock              920,000             --               --             --
     (c) Common Stock                                   920,000      $    7.50      $ 6,900,000      $1,918.20
Underwriter's option for the purchase of units        1 Warrant                     $       100      $    1.00
Units, underlying underwriter's option each
comprising one share of common stock and one
warrant(4)(5)                                            80,000      $    6.30      $   504,000      $  140.11
     (a) Common stock                                    80,000             --               --             --
     (b) Warrants to purchase common stock               80,000             --               --             --
     (c) Common stock                                    80,000      $    7.50      $   600,000      $  166.80
Units, each comprising one share of common
stock and one warrant(4)(6)                              80,000      $    5.25      $   420,000      $  116.76
     (a) Common stock                                    80,000             --               --             --
     (b) Warrants to purchase common stock               80,000             --               --             --
     (c) Common stock                                    80,000      $    7.50      $   600,000      $  166.80
Common stock(7)                                         200,000      $    5.25      $ 1,050,000      $  291.90
Total                                                                               $14,904,100      $4,144.31

(1)  Assumes the underwriter's over-allotment option is exercised in full.


(2) Estimated pursuant to Rule 457(o) under the Securities Act solely for the purpose of calculation of the registration fee.

(3) Includes 920,000 shares of common stock issuable upon exercise of the warrants.

(4) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of common stock are registered hereunder in the event that provisions preventing dilution are triggered, as provided in the warrants. No additional registration fee has been paid for these shares of common stock.


(5) Shares of common stock and warrants to purchase common stock included in the units issuable on exercise of the underwriter's option for the purchase of units.


(6) Shares of common stock and warrants to purchase common stock issuable on exercise of warrants to acquire 80,000 units and also includes 80,000 shares of common stock issuable upon exercise of the warrants.

(7) Shares of common stock registered on behalf of certain registering stockholders.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

                                EXPLANATORY NOTE

         This registration statement contains two prospectuses.


         The first prospectus forming a part of this registration statement is to be used in connection with the underwritten public offering of 920,000 units, including 120,000 units subject to the underwriter's over-allotment option. Each unit consists of one share of common stock and one warrant. The first prospectus immediately follows this explanatory note.



         The second prospectus forming a part of this registration statement is to be used in connection with the resale named stockholders and consultants to Pacific Softworks of:



         - up to 80,000 units issuable upon exercise of their warrants to purchase units, and



         -        up to 200,000 shares of common stock.



The second prospectus will consist of:



         - the cover page and inside cover page immediately following the first prospectus,



         - pages 1 through 57, other than the section entitled "Underwriting," and pages F-1 through F-15 of the first prospectus,



         -        pages SS-1 through SS-3,



         - page SS-2 which will appear in place of the section entitled "Underwriting," and



         - the back cover page, which immediately follows the inside back cover page of the first prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




PROSPECTUS                             Subject to completion, dated May __,1999




                                  800,000 UNITS

                         [PACIFIC SOFTWORKS, INC. LOGO]


                  CONSISTING OF 800,000 SHARES OF COMMON STOCK
                                      AND
                                800,000 WARRANTS




         This is our initial public offering of securities. We expect that the initial public offering price per unit will be between $5.00 and $5.50. Each unit consists of one share of common stock and one warrant. The common stock and warrants will trade separately. The public offering price may not reflect the market price of our securities after the offering.



         Each warrant allows its holder to purchase for a period of 24 months one share of common stock at a price of $7.50. We reserve the right to redeem all outstanding warrants at $0.05 per warrant if the closing bid price of our common stock equals or exceeds $8.00 per share for 15 consecutive trading days.


         We expect to list the common stock and warrants on the Nasdaq SmallCap Market under the symbols "PASW" and "PASWW."


         By a separate prospectus concurrent with this offering security holders who are not officers or directors will offer for sale up to 80,000 units and 200,000 shares of common stock. We will not receive any proceeds from the sale of these securities.


         INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The underwriter has a 45-day option to purchase an additional 120,000 units from Pacific Softworks.



                                                                    Without              With
                                                Per Unit        Over-Allotment      Over-Allotment
                                                --------        --------------      --------------

Price to public                                     $                  $                  $
Underwriting discounts                              $                  $                  $
Pacific Softworks' proceeds                         $                  $                  $




         The underwriter is offering the units on a firm commitment basis and expects to deliver the units against payment in Los Angeles, California on ____________, 1999.



                              SPENCER EDWARDS, INC.

                                  May __, 1999

                                TABLE OF CONTENTS



Prospectus Summary.........................................................................2
Risk Factors...............................................................................6
You Should Not Rely On Our Forward-Looking Statements.....................................15
Use Of Proceeds...........................................................................15
Dividend Policy...........................................................................16
Capitalization............................................................................16
Dilution..................................................................................17
Selected Consolidated Financial Data......................................................18
Management's Discussion And Analysis Of Financial Condition And Results Of Operations.....19
Where You Can Find Additional Information.................................................27
Business..................................................................................27
Management................................................................................42
Certain Transactions......................................................................48
Principal Stockholders....................................................................49
Description Of Securities.................................................................50
Underwriting..............................................................................54
Legal Matters.............................................................................57
Experts...................................................................................57
Index to Consolidated Financial Statements ...............................................58

                               PROSPECTUS SUMMARY


         This summary highlights only selected information contained elsewhere in this prospectus. Before making an investment in the securities of Pacific Softworks you should read this entire prospectus and the financial statements and notes, all of which should be consulted when reading this summary.


                             PACIFIC SOFTWORKS, INC.

OUR BUSINESS

         Pacific Softworks develops and licenses Internet and Web related software and software development tools. Our products enable Internet and Web based communications, based on a set of rules known as protocols, and are embedded into systems and "information appliances" developed or manufactured by others. Information appliances are Internet connected versions of everyday products such as telephones, televisions, fax machines and other digitally based devices.


         Rapid advances are enabling wired and wireless information appliances to assume many of the tasks now handled by personal computers. We believe that Web browsing enabled by embedded software in information appliances used by businesses and individuals will be a major market. International Data Corp. estimates that 94% of Internet access is now made through PCs. By 2002, that percentage is expected to decrease to 64% and the number of information appliances sold is expected to exceed the number of PCs sold.


         We intend to evolve and refine our business to track the growth of embedded software in information appliances that incorporate Internet and Web communications capabilities. As information appliances proliferate, we anticipate that our opportunities for long term revenue growth will also increase.

         Our Internet and Web related software development tools offer significant benefits to our customers including:


         -        Accelerated product development and market entry,



         - Portability across multiple hardware and software system environments, and



         - Comprehensive embedded solutions that enable information appliances to connect with the Internet and use the Web.

         Information appliance manufacturers and software developers have included our products within the following applications and information appliances:


Applications                           Information Appliances
------------                           ----------------------

-   Office automation                  -   Internet fax, copiers, laser printers, scanners

-   Medical                            -   Patient monitors, imaging systems

-   Multimedia                         -   DVD players, projectors, digital cameras

-   Industrial controls                -   Vending machines, traffic controls, scoring systems, security controls

-   Networking                         -   Routers, switches, network controls, cable modems

-   Set-top boxes                      -   Set-top boxes, Internet TV

-   Wireless                           -   Telephones, personal digital assistants, pagers, electronic organizers

-   Navigation systems                 -   Navigational controls, air traffic controls

-   Defense and aerospace              -   Engine controls, smart weapons

-   Satellite                          -   Satellite positioning, uplink and downlink of streaming video



         We have developed a new proprietary Internet browser for use within independent, "non-Windows(R)" information appliances. We expect to begin marketing this browser, under the "FUSION WebPilot Micro Browser(TM)" name, during the third quarter of 1999. Our browser may be effectively placed in use without an operating system and does not require substantial amounts of memory. We believe that our browser may prove particularly attractive to manufacturers of information appliances who would rather give their products a proprietary or subjective "look and feel" than to be restricted by a browser which requires or depends on the "look and feel" of commercially available operating systems such as Windows(R).


OUR CUSTOMERS


         Since incorporation in 1992, we have licensed our products to over 400 companies around the world, including: Alcatel, AT&T, America OnLine, Canon, Canal+, Cisco, Cocom, Bell Labs, Data General, Concurrent Technologies, Ericsson, General Instruments, Hughes, Honeywell, Hewlett Packard, Intel, Motorola, Newbridge, Nortel, Psion, Philips, Samsung, Siemens, ST Microsystems, Tandberg, Unisys, and VLSI.


OUR REVENUE MODEL


         We have historically licensed our source code for a one time fee. Depending on the products and their use, this one-time fee typically ranged from $10,000 to $40,000. We anticipate that our revenue model for new products will evolve into one based primarily on royalties measured against our customers' units of production.


GENERAL

"Pacific Softworks," "FUSION," "WebPilot," "FastTrack," "WebWatch," "FusOS," "AirMail," "SimpleMail" and "FusionWizard" are all trademarks of Pacific Softworks. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

         Our executive offices are located at 703 Rancho Conejo Boulevard, Newbury Park, California 91320 and our telephone number is (805) 499-7722. Our Web site address is www.pacificsw.com. Information contained on our Web site does not constitute part of this prospectus.

THE OFFERING


Units offered:                           800,000, each consisting of one share of
                                         common stock and one warrant.

Warrant attributes:                      Each warrant entitles the holder to
                                         purchase one share of common stock for
                                         $7.50 for the 24 months ending
                                         ___________, subject to our rights to
                                         redeem warrants at $0.05 per warrant if
                                         the closing bid price of our common
                                         stock equals or exceeds $8.00 per share
                                         for 15 consecutive trading days.

Risk factors:                            Investing in our securities involves a
                                         high degree of risk. You should read
                                         "Risk Factors" beginning on page 6 as
                                         well as other cautionary statements
                                         throughout this prospectus to insure
                                         you understand the risks associated
                                         with an investment in our securities.

Dividend policy:                         Pacific Softworks does not intend to
                                         pay dividends.

Proposed Nasdaq SmallCap Market          Common stock:     PASW
symbols:                                 Warrants:         PASWW

Use of proceeds:                         We estimate that we will receive net
                                         proceeds of about $3,500,000. We expect
                                         to use net proceeds for research and
                                         development of our Web products,
                                         enhancements to existing Internet and
                                         application products, expansion of
                                         marketing and sales capabilities,
                                         intellectual property protection and
                                         working capital.

Common stock to be outstanding after
the offering:                            4,100,000 shares.




         In addition to 4,100,000 shares of common stock outstanding after the offering, Pacific Softworks may issue 800,000 shares of common stock on exercise of the warrants and 665,000 shares of common stock on exercise of currently outstanding options and warrants.



         Concurrent with this offering we have also prepared a separate prospectus for security holders who are not officers or directors so that they may sell up to 80,000 units and 200,000 shares of common stock. We will not receive any proceeds from the sale of these securities. The security holders have agreed with the underwriter not to sell their securities for 13 months without the prior written consent of the underwriter.



         Except where noted otherwise, all information in this prospectus, including share and per share information, assumes no exercise of the underwriter's over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:


                                                                                             Unaudited
                                                             Year Ended                  Three Months Ended
                                                             December 31,                      March 31,
                                                       ------------------------          ------------------------
                                                         1997             1998            1998            1999
                                                       -------          -------          -------          -------
                                                                (In thousands except per share data)
Net revenue ..................................         $ 3,310          $ 2,787          $   696          $   772
Gross profit .................................           3,193            2,687              668              741
Selling, general and administrative ..........           2,110            1,936              386              381
Research and development .....................             834              852              214              324
Depreciation and amortization ................              64               59               15               13
Former officer's consulting and administrative
expense ......................................             314              314               82               82
Loss from operations .........................            (129)            (474)             (29)             (59)
Net loss .....................................         $  (129)         $  (474)         $   (29)         $   (59)
                                                       =======          =======          =======          =======
Net loss per share, basic and diluted ........         $ (0.04)         $ (0.14)         $ (0.01)         $ (0.02)
                                                       =======          =======          =======          =======



The following table indicates a summary of our balance sheet as of March 31, 1999. The column labeled "as adjusted" reflects our receipt of estimated net proceeds from the sale of 800,000 units at an assumed initial public offering price of $5.25 per unit, after deducting underwriting discounts and estimated expenses.


CONSOLIDATED BALANCE SHEET DATA:


                                          Unaudited
                                      March 31, 1999
                                   ------------------------
                                   Actual       As Adjusted
                                   ------       -----------
                                      (in thousands)
Cash and cash equivalents          $  461         $3,947
Working capital ..........            546          4,032
Total assets .............          1,331          4,817
Total stockholders' equity            819          4,305


                                  RISK FACTORS


         The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties of which we are unaware or which we currently deem immaterial also may become important factors that may adversely affect us.


         If any of the following risks actually occur, our business, financial condition or operating results could be materially and adversely affected. In this case, the trading price of our securities could decline, and you may lose all or a part of your investment.


WE HAVE REPORTED LOSSES FOR OUR LAST TWO YEARS AND FOR THE THREE MONTHS ENDED MARCH 31, 1999.



         We reported losses of $129,000 and $474,000 for the years ending December 31, 1997 and 1998. These losses include about $314,000 paid during each of those years for former officer's consulting and administrative expense. We also reported losses of $29,000 and $59,000 for the three months ended March 31, 1998 and 1999. These losses include $82,000 paid during each of those calendar quarters for former officer's consulting and administrative expense. As of May 1999 we will pay that former officer approximately $131,000, in equal monthly installments through September 1999. We can provide no assurance that we will be profitable in the future.



BECAUSE WE EXPECT THAT OUR OPERATING RESULTS WILL CONTINUE TO FLUCTUATE, YOU SHOULD NOT RELY ON THE RESULTS OF ANY PERIOD AS AN INDICATION OF FUTURE PERFORMANCE.


         From time to time we have experienced material period-to-period fluctuations in revenue and operating results. We anticipate that these periodic fluctuations in revenue and operating results will occur in the future. We attribute these fluctuations to a variety of business conditions that include:


         -        the volume and timing of orders received during the quarter,



         - the timing and acceptance of new products and product enhancements by us and our competitors,



         -        unanticipated sales and buyouts of run-time licenses,



         -        stages of product life cycles,



         -        purchasing patterns of customers and distributors,



         -        market acceptance of products sold by our customers, and



         -        competitive conditions in our industry.


         As a result of the factors described above we believe that quarterly revenue and operating results are likely to vary significantly in the future and that quarter to quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance.


BECAUSE WE DEPEND ON A SMALL NUMBER OF LARGE ORDERS, THE LOSS OR DEFERRAL OF ORDERS MAY HAVE A NEGATIVE IMPACT ON REVENUES WHICH COULD LOWER THE VALUE OF OUR SHARES.

         Although no customer has accounted for 10% or more of total revenue in any fiscal year, we derive a significant portion of our software license revenue in each quarter from a small number of relatively large orders. While we believe that the loss of any particular customer is not likely to have a material adverse effect on our business, our operating results could be materially adversely affected if we were unable to complete one or more substantial license sales in any future period.



BECAUSE WE RELY ON A CORE SUITE OF PRODUCTS AND NEW PRODUCTS, ANY DECREASE IN THE MARKET ACCEPTANCE OF OUR INTERNET AND WEB PRODUCTS WOULD DECREASE OUR REVENUE AND LOWER THE VALUE OF YOUR INVESTMENT.



         Our future results depend heavily on continued market acceptance of our products in existing and new markets. Revenue from licenses of our suite of Internet and Web products and sales of our services accounted for all of our revenue in the year ended December 31, 1998. Our research and development expenditures for 1997 and 1998 resulted in several new products. We introduced FastTrack(TM) in November 1998 and expect to market our FUSION WebPilot Micro Browser(TM) by mid 1999. We cannot give any assurances that these products will be accepted by our customers.



OUR RECENTLY ADOPTED PRICING STRATEGY FOR NEW WEB PRODUCTS BASED ON FLEXIBLE UP-FRONT FEES WITH ONGOING ROYALTIES MAY NOT RESULT IN INCREASED REVENUES WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT.


         Historically we have charged a one-time fee for a source code license and have occasionally also charged royalties for each copy of our software embedded in our customers' products. Our recently formulated strategy for new products is to seek flexible up-front fees with ongoing royalties measured against our customers' units of production or run times. Any increase in the portion of revenue attributable to royalties will depend on our successful negotiation of royalty agreements and on the successful commercialization by our customers of their underlying products.


BECAUSE WE LACK THE NAME RECOGNITION, CUSTOMER BASE AND RESOURCES OF OTHER COMPANIES IN THE INTERNET SOFTWARE MARKET, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WHICH WOULD REDUCE OUR REVENUES AND THE VALUE OF YOUR INVESTMENT.


         The markets for our products are intensely competitive, and are likely to become even more competitive. Increased competition could result in:


         -        pricing pressures, resulting in reduced margins,



         -        decreased volume, resulting in reduced revenue, or



         - the failure of our products to achieve or maintain market acceptance.


         Any of these occurrences could have a material adverse effect on our business, financial condition and operating results. Each of our products faces intense competition from multiple competing vendors. Our principal competitors include Wind River Systems, Inc., Integrated Systems, Inc., Mentor Graphics, Inc., Microware Systems Corporation and Microsoft Corporation. Many of our current and potential competitors have:


         -        longer operating histories,



         -        greater name recognition,

         -        access to larger customer bases, or



         -        substantially greater resources than we have.



         As a result, our principal competitors may respond more quickly than we can to new or changing opportunities and technologies. For all of the reasons stated above, we may be unable to compete successfully against our current and future competitors.



IF WE ARE UNABLE TO RAISE MARKET AWARENESS OF OUR FUSION BRAND, WE MAY EXPERIENCE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS WHICH WOULD DIMINISH THE VALUE OF YOUR INVESTMENT.



         If we fail to promote our brand successfully or if we incur significant expenses promoting and maintaining our FUSION brand names, we may experience a material adverse effect on our business, financial condition and operating results. Due in part to the still emerging nature of the market for Internet and embedded software products and the substantial resources available to many of our competitors, we may have a time limited opportunity to achieve and maintain market share. We believe that developing and maintaining awareness of the FUSION brand names will be critical to achieving widespread acceptance of our products. We believe that brand recognition will become increasingly important as competition in the market for our products increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. As a result, we may need to expand our financial commitment to creating and maintaining brand awareness among potential customers.


WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET.


         Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The markets for our products are rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, financial condition and operating results.


         As is common in new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. Furthermore, new products can quickly render obsolete products that were only recently in high demand. The market for our existing products may not be sustainable at its current level. We launched several new products in calendar 1998 and January 1999. We have additional new product launches, as well as upgrades to our existing products, planned for 1999. The market for our recently introduced and planned products may not develop or grow. If the market for these products does not develop or grow we will experience a material adverse effect on our business, financial condition and operating results.


BECAUSE WE PLAN TO DEVOTE SIGNIFICANT FINANCIAL AND MANAGEMENT RESOURCES TO EXPAND SALES AND MARKETING ACTIVITIES OVER THE NEXT 18 MONTHS WE WILL INCUR SUBSTANTIAL ADDITIONAL OPERATING EXPENSES WHICH MAY NOT RESULT IN MEANINGFUL REVENUE INCREASES.



         To expand our business, we plan to hire additional product engineering, sales and marketing personnel. Any new hires will require training and may take six months or more to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all. We can give you no assurance that our added operating expense from these activities will result in meaningful revenue increases.



BECAUSE WE RELY ON A SMALL MANAGEMENT TEAM TO OVERSEE OPERATIONS AND GROWTH, THE LOSS OF OUR PRESIDENT OR OTHER KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT.



         We depend upon the continued services of a few executive officers and other key management and development personnel. In particular, we rely on Glenn
P. Russell, president and chief executive officer, Mark Sewell, vice president, and Sandra J. Garcia, vice president. Glenn P. Russell, Mark Sewell and Sandra
J. Garcia do not have employment agreements with Pacific Softworks and, therefore, could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, financial condition and operating results.



IF OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS IN OUR INTERNET AND WEB SOFTWARE PRODUCTS ARE UNSUCCESSFUL WE MAY EXPERIENCE AN ADVERSE MATERIAL EFFECT ON OUR OPERATIONS WHICH WOULD REDUCE THE VALUE OF YOUR INVESTMENT.


         We regard substantial elements of our Internet and embedded software products as proprietary and attempt to protect them by relying on:


         -        copyright,



         -        trade secret and trademark laws,



         -        nondisclosure, and



         - other contractual restrictions on copying, distribution and technical measures.


Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive.


         Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation of our intellectual property by third parties could have a material adverse effect on our business, financial condition and operating results.



         We currently have no issued patents. We believe that one or more features of our software technology are unique and may be patentable. We expect to devote a portion of the proceeds from this offering to seek patent protection for these features. We have no patent applications pending. New patent applications may not result in issued patents and may not provide us with any competitive advantages, or may be challenged by third parties. Legal standards relating to the validity and enforceability of intellectual property rights in Internet-related industries are uncertain and still evolving.


         The future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that adversely affects the value of our intellectual property.

WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION WITH INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT OTHERS MAY BRING AGAINST US.



         In addition to the technology we have developed internally, we use code libraries developed and maintained by third parties and have acquired or licensed technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquire or license may infringe on the intellectual property rights of others. These persons may bring claims against us alleging infringement of their intellectual property rights. If we infringe or others bring claims against us alleging infringement, our business, financial condition and operating results could be materially and adversely affected.


         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property or other material litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Litigation, regardless of its success, would likely be time-consuming and expensive to prosecute or defend and would divert management attention from our business. Any potential intellectual property litigation could also force us to do one or more of the following:


         - cease selling, incorporating, or using products or services that incorporate the challenged intellectual property,



         - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all, and



         - redesign those products or services that incorporate the infringed intellectual property.


         Any of these events could have a material adverse effect on our business, financial condition and operating results.


IF OUR PRODUCTS ARE DEFECTIVE WE MAY LOSE CUSTOMERS AND ENCOUNTER PRODUCT LIABILITY CLAIMS THAT WOULD REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND.


         Our products provide functions that are often critical to the performance of information appliances. The occurrence of errors or failures in our products could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect on our business, financial condition and operating results.


         Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited product liability insurance. To the extent our contractual limitations are unenforceable or if claims are not covered by insurance, a successful product liability claim could have a material adverse effect on our business, financial condition and operating results.


         Although we have not experienced any product liability or economic loss claims, our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may be discovered in new products or enhancements that we deliver to customers.


ALTHOUGH WE BELIEVE THAT ALL OF OUR PRODUCTS ARE YEAR 2000 COMPLIANT, WE MAY BE ADVERSELY AFFECTED IF OUR CUSTOMERS' PRODUCTS ARE NOT YEAR 2000 COMPLIANT.



         If our customers have material sales decreases or other disruptions because their products are not year 2000 compliant, we may experience reduced license fees and royalty income resulting in a material adverse impact on our operations.


OUR SUCCESS DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET.

         Continued expansion in the sales of our Internet based embedded software products will depend upon the adoption of the Internet as a widely used medium for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, demand for our products could be significantly reduced, which could have a material adverse effect on our business, financial condition and operating results.


         The Internet may prove not to be a viable commercial marketplace for us because of inadequate development of the necessary infrastructure or timely development of complementary products such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued rapid growth. The Internet also could lose its viability as a result of delays in the development or adoption of new standards and protocols to address issues such as Internet:



         -        activity,



         -        security,



         -        reliability,



         -        cost,



         -        ease of use,



         -        accessibility, and



         -        quality of service.



BECAUSE WE DERIVE MORE THAN 50% OF OUR REVENUE FROM SALES OUTSIDE OF NORTH AMERICA, WE ARE SUBJECT TO MATERIAL RISKS ASSOCIATED WITH INTERNATIONAL MARKETS.



         Our international operations are subject to various risks, including:



         -        foreign government regulation,



         - foreign currency fluctuations which could reduce our revenue in dollar terms or make our products more expensive,



         -        more prevalent software piracy,



         -        longer payment cycles,



         - unexpected changes in regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions,



         -        greater difficulty in accounts receivable collection,



         - potentially adverse tax consequences including restrictions on repatriation of earnings,

         -        the burdens of complying with a variety of foreign laws,



         -        difficulties in staffing and managing foreign operations,



         -        political and economic instability,



         -        changes in diplomatic and trade relationships, and



         - possible recessionary environments in economies outside the United States.



         These factors may have a material adverse effect on our international sales and, consequently, our business, operating results and financial condition.



IF WE CHOOSE TO EXPAND THROUGH ACQUISITIONS OF COMPANIES AND TECHNOLOGIES, OUR FUTURE LIQUIDITY AND PROFITABILITY MAY BE ADVERSELY AFFECTED.



         Following the offering we may actively consider making acquisitions of, or investments in, other companies, products, technologies or Internet-related services. We may have to expend cash and incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. Our liquidity and profitability also may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.



         If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train and retain key personnel from the acquired businesses. We may be unable to maintain uniform procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations. This could impair our relationships with our current employees, customers and strategic partners.


WE MAY APPLY THE PROCEEDS OF THIS OFFERING AND THE PROCEEDS FROM EXERCISE OF WARRANTS TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE.


         The net proceeds from the sale of our securities will be used primarily for research and development, marketing, sales and general working capital. We may also obtain up to $6,000,000 from exercise of warrants. The proceeds from any exercise of warrants will be added to our general working capital. Our management will have considerable discretion in the application of the net proceeds added to our general working capital, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or market value.


WE MAY HAVE FUTURE CAPITAL NEEDS AND IT IS UNCERTAIN IF WE CAN OBTAIN ADDITIONAL FINANCING.


         We expect that the net proceeds from this offering, cash on hand, cash equivalents and commercial credit facilities will be adequate to meet our working capital and capital expenditure needs for about the next 18 months. After that, we may require additional funds for product development, market support and additional expansion.


         We can provide no assurance that the warrants will be exercised. We cannot be certain that additional financing will be obtained on favorable terms, if at all. If we cannot raise needed funds on acceptable terms, we may be unable to:


         -        develop or enhance products,

         -        take advantage of future opportunities, or



         - respond to competitive pressures or unanticipated capital requirements.



The occurrence of any of these events could have a material adverse effect on Pacific Softworks.


FUTURE NON-PUBLIC SALES OF OUR SECURITIES MAY BE ON TERMS MORE FAVORABLE THAN THOSE OF THIS OFFERING.


         In order to raise additional working capital, we could sell our common stock or other securities to qualified investors in transactions that are exempt from registration under the securities laws. These purchasers may acquire our securities on terms more favorable than those offered to you in this offering.



BECAUSE OWNERSHIP IS CONCENTRATED, YOU AND OTHER INVESTORS MAY NOT BE ABLE TO INFLUENCE STOCKHOLDER DECISIONS.



         Our officers and directors will beneficially own 74.3% of the outstanding common stock after this offering. If all the warrants are exercised, our officers and directors will own 62.6% of the outstanding common stock. Our officers and directors will be able to exercise control over all matters requiring stockholder approval, and you and other investors will have minimal influence over the election of directors or other stockholder actions. As a result, our officers and directors could approve or cause Pacific Softworks to take actions of which you disapprove or that are contrary to your interests. This ability to exercise control over all matters requiring stockholder approval could prevent or significantly delay another company from acquiring or merging with us at prices and terms that you might find to be attractive.


ISSUANCE OF OUR AUTHORIZED PREFERRED STOCK MAY DISCOURAGE A CHANGE IN CONTROL AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control. Any such issuance may materially and adversely affect the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock.


TRADING IN OUR COMMON STOCK AND WARRANTS MAY BE LIMITED AND COULD NEGATIVELY AFFECT YOUR ABILITY TO SELL YOUR SECURITIES.



         A public market for our common stock and our warrants has not existed before this offering. Although this offering will result in a trading market for our common stock and warrants, we do not know how liquid that market might be. The initial public offering price for the units will be determined through negotiations between the underwriter and us. If you purchase units, you may not be able to resell these securities at or above the initial public offering price.


THE MARKET PRICES FOR OUR SECURITIES, LIKE THOSE OF OTHER TECHNOLOGY ISSUES, MAY BE VOLATILE.

         The value of your investment in Pacific Softworks could decline from the impact of any of the following factors:


         -        changes in market valuations of Internet software companies,



         -        variations in our actual and anticipated operating results,

         -        changes in our earnings estimates by analysts,



         -        our failure to meet analysts' performance expectations, and



         -        lack of liquidity.



         The stock markets have in general, and with respect to Internet companies in particular, recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our securities.


         Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market prices of our common stock and warrants.

YOU WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION BY PURCHASING SECURITIES IN THIS OFFERING.

         The initial public offering price applicable to the common stock included in a unit is expected to be substantially higher than the book value per share of the common stock before the offering. By purchasing securities in this offering you will incur immediate substantial dilution.


YOU MAY INCUR ADDITIONAL DILUTION IF WE ARE COMPELLED TO LITIGATE OR ARBITRATE CLAIMS THAT MAY BE BROUGHT BY A MERCHANT BANKER FOR THE RIGHT TO PURCHASE 10% OF PACIFIC SOFTWORKS AT A PRICE WHICH IS SUBSTANTIALLY LOWER THAN THE VALUATION IN THIS OFFERING.



         In April 1999 we were notified that a merchant banker claiming rights under a letter to us dated in June 1998 demanded an option to purchase 10% of Pacific Softworks for $400,000. Although we believe that there is no merit to this claim, if we are compelled to litigate or arbitrate this demand and if we are not successful in our defense, then, in addition to legal fees and expenses which we may incur, you may experience additional dilution.


OUR WARRANTS ARE SUBJECT TO APPLICABLE SECURITIES LAWS AS WELL AS REDEMPTION.


         You will own one warrant for each unit that you purchase. You may only exercise your warrants if a registration statement relating to the common stock underlying the warrants is then in effect and we have complied with applicable state securities laws. We may be unsuccessful in maintaining a current registration statement covering the common stock underlying the warrants. You may be unable to exercise the warrants for this or other reasons. Your warrants may also be redeemed by us for a nominal amount if the closing bid price of our common stock equals or exceeds $8.00 per share for 15 consecutive trading days. If you do not exercise your warrants prior to the redemption date, you will only be entitled to receive the redemption price of $0.05 per warrant.


OUR STOCK AND WARRANT PRICES MAY BE AFFECTED BY SHARES ELIGIBLE FOR FUTURE SALE.

         The market prices of the common stock and the warrants could decrease as a result of large numbers of shares of common stock being available for sale after the offering. These sales could also make it more difficult for us to raise funds through future offerings. The 3,300,000 shares of common stock outstanding before the offering are subject to certain resale restrictions under federal securities laws. Holders of these shares have agreed that they will not sell these securities without the consent of the underwriter for 13 months after the date of this prospectus.


SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK AND WARRANTS COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US.

         Securities class action claims have been brought against issuing companies in the past where there has been volatility in the market price of a company's securities. Litigation could be very costly and divert our management's attention and resources. Any adverse determination in litigation could also subject us to significant liabilities. Any or all of these events could have a material adverse effect on our business, financial condition and operating results.

             YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS.

         This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "plans," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.


                                 USE OF PROCEEDS



         Based on an assumed public offering price of $5.25 per unit, we expect that net proceeds from the sale of the 800,000 units sold in this offering will be approximately $3,486,000, or $4,034,100 if the underwriter's over-allotment option is exercised in full.



         We intend to use net proceeds as indicated in the following table.





APPLICATION                                                           AMOUNT
-----------                                                           ------
Research and development of Web products                           $1,500,000

Enhancements to existing Internet and application products            450,000

Marketing and sales                                                   700,000

Intellectual property protection                                      100,000

Working capital                                                       736,000
                                                                   ----------
                                                                   $3,486,000
                                                                   ==========


         We may acquire or invest in complimentary businesses, technologies, services or products and a portion of the net proceeds currently allocated to working capital may be used for such acquisitions or investments. However, we currently have no understandings, commitments or agreements for any material acquisition or investment.


         The description above represents our best estimate of the uses of the net proceeds to be received in this offering, based on current planning and business conditions. However, we reserve the right to change these uses when and if market conditions or unexpected changes in operating conditions occur.



         The amounts expended for each use may vary significantly depending upon a number of factors including, but not limited to, amounts we spend to develop and introduce new products and the amount of cash generated by our operations. We believe that our existing capital resources and the net proceeds of this offering will be sufficient to maintain current and planned operations for a period of at least 18 months from the date of this prospectus. Net proceeds not immediately required for the purposes described above will be invested principally in investment grade, interest-bearing securities.


                                 DIVIDEND POLICY


         We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. Our line of credit currently prohibits the payment of dividends. A share purchase agreement with a former stockholder also prohibits us from paying certain dividends until all obligations owed to him under the agreement are retired.


                                 CAPITALIZATION


         The following table sets forth our unaudited capitalization as of March 31, 1999:



         -        on a historical basis and



         - on an as adjusted basis, giving effect to the sale of 800,000 units at an assumed initial public offering price of $5.25 per unit, after deducting underwriting discounts and estimated offering expenses.


You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in this prospectus.


                                                                          March 31, 1999
                                                                 ---------------------------------------
                                                                            (in thousands)
                                                                    Actual                 As Adjusted
                                                                 -----------               -------------
Stockholders' equity:

         Preferred stock, $0.01 par value;
         10,000,000 shares authorized; none issued
         and outstanding .....................................   $        --               $          --

         Common Stock, $0.001 par value;
         50,000,000 shares authorized; 3,300,000 shares
         issued and outstanding; 4,100,000 shares, as
         adjusted ............................................             3                           4

         Additional paid-in capital...........................           875                       4,360
         Accumulated deficit..................................           (42)                        (42)

         Cumulative adjustment for currency translation.......           (17)                        (17)
                                                                 -----------               -------------
         Total stockholders' equity ..........................           819                       4,305
                                                                 -----------               -------------
Total capitalization..........................................   $       819               $       4,305
                                                                 ===========               =============


         The information provided above excludes:


         - 800,000 shares of common stock issuable upon exercise of warrants,



         - 665,000 shares of common stock issuable upon exercise of outstanding options and warrants,



         - 160,000 shares of common stock issuable upon the exercise of warrants to acquire units and warrants underlying those units, and



         -        80,000 units issuable on exercise of the underwriter's option.


                                    DILUTION


         At March 31, 1999, unaudited net tangible book value was $536,710, or $0.16 per share. Net tangible book value per share represents our net tangible assets less liabilities divided by the shares of common stock outstanding.



         After giving effect to our sale of 800,000 units and our receipt of an estimated $3,486,000 of net proceeds from the offering, based on an assumed offering price of $5.25 per unit, all of which is attributable to the common stock and none of which is attributable to the warrants, adjusted net tangible book value at March 31, 1999 would have been $0.98 per share. This amount represents an immediate increase in net tangible book value of $0.82 per share to existing stockholders and an immediate dilution of $4.27 per share of common stock to new investors purchasing units in the offering. The following table illustrates per share dilution:




Assumed public offering price per share                                            $      5.25
Net tangible book value prior to the offering                     $      0.16
Increase attributable to new investors                                   0.82
                                                                  -----------
Adjusted net tangible book value after the offering                                       0.98
                                                                                   -----------
Dilution per share to new investors in this offering                               $      4.27
                                                                                   ===========



         The following table sets forth as of March 31, 1999, the number of shares of common stock purchased from Pacific Softworks, the total consideration paid to Pacific Softworks and the average price per share paid by existing stockholders and new investors purchasing units in the offering, before deducting underwriting discounts and estimated offering expenses:



                                   Shares Purchased                Total Consideration
                                -----------------------           -----------------------     Average Price
                                Number          Percent           Amount          Percent       Per Share
                                ------          -------           ------          -------       ---------

Existing stockholders          3,300,000          80.5%         $  678,000          13.9%         $0.21
New investors                    800,000          19.5%          4,200,000          86.1%         $5.25
                               ---------         -----          ----------         -----
Total                          4,100,000         100.0%         $4,878,000         100.0%
                               =========         =====          ==========         =====

         The information for existing stockholders in the table above excludes shares and warrants issuable upon exercise of outstanding options or warrants, the underwriter's option to purchase units and exercise of the underwriter's over-allotment option. To the extent that currently outstanding options or warrants are exercised at prices below $5.25, there will be further dilution to new investors.


                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from and qualified by reference to, audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the three month period ended March 31, 1998 and 1999 and the consolidated balance sheet data at March 31, 1999 have been derived from our unaudited financial statements but have been prepared on the same basis as our audited financial statements which are included in this prospectus. In our opinion, these unaudited financial statements include all adjustments, consisting of normally recurring adjustments considered necessary for a fair presentation of our financial position and results of operations for that period.

         CONSOLIDATED STATEMENTS OF OPERATIONS DATA:


                                                                                      Unaudited
                                                                                ------------------------
                                                    Year Ended                    Three Months Ended
                                                    December 31,                      March 31,
                                              ------------------------          ------------------------
                                                1997            1998             1998             1999
                                              -------          -------          -------          -------
                                                    (in thousands, except per share data)
Net revenue .........................         $ 3,310          $ 2,787          $   696          $   772
Cost of revenue .....................             117              100               28               31
                                              -------          -------          -------          -------
Gross profit ........................           3,193            2,687              668              741
                                              -------          -------          -------          -------
Selling, general and administrative .           2,110            1,936              386              381
Research and development ............             834              852              214              324
Depreciation and amortization .......              64               59               15               13
Former officer's consulting and
   administrative expense ...........             314              314               82               82
Total Expense .......................           3,322            3,161              697              800
                                              -------          -------          -------          -------
Net loss ............................         $  (129)         $  (474)         $   (29)         $   (59)
                                              =======          =======          =======          =======

Net loss per share, basic and diluted         $ (0.04)         $ (0.14)         $ (0.01)         $ (0.02)
                                              =======          =======          =======          =======


         CONSOLIDATED BALANCE SHEET DATA:


                                                               Unaudited
                                                              -----------
                                        December 31,            March 31,
                                    1997           1998           1999
                                   ------         ------         ------
                                              (in thousands)
Cash and cash equivalents          $  625         $  224         $  461
Working capital ..........            761            222            546
Total assets .............          1,071            643          1,331
Total stockholders' equity            691            207            819


         See notes 1 and 12 of notes to consolidated financial statements for a discussion regarding the computation and presentation of basic and diluted net loss per share.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the consolidated financial statements and related notes.


OVERVIEW

         Pacific Softworks develops and licenses a suite of embedded Internet and Web software products for business and individual customers that seek to add Internet-based communication capabilities to their information appliances.

         In distributing our products, we primarily have licensed source code to our customers for a one time fee. Manufacturers or developers customize their information appliances containing our licensed software to serve a particular need or market.

         Our traditional focus and expertise has been on one of the principal building blocks of the Internet, the underlying information transport protocol known as TCP/IP. We have subsequently developed additional products that provide other various essential elements of networked data communication and transport. We have historically derived the majority of our revenue from the licensing of a small range of relatively independent protocols that our customers integrate with their own software products. We are in the process of completing development of a range of embedded products, including an embedded Web browser and related software accessories. These products will provide customer ready solutions for the information appliance and embedded systems market.

         Historically, we had no materially significant post sale commitments following software delivery. As a result we recognized revenue upon product shipments to customers. We found that many of our older products were becoming commodity items, with steady price erosion and competition. We could therefore not support royalty bearing licenses on these products.


         With the introduction of our new Internet and Web application products, we initiated a plan to charge a one-time fee for a development license and a run-time or per unit production license fee for each copy of these applications used in the customer's products. We intend to follow this approach for many of our new products introduced and expected to be sold in 1999. Any increase in the percentage of revenue attributable to run-time and unit production licenses will depend on our successful negotiation of run-time and unit production license agreements and on the successful commercialization by our customers of their underlying products.


         The typical one-time license fee of our base TCP/IP product has been between $10,000 and $40,000. Due to competitive pressures and the implementation of upgraded TCP/IP protocols, we expect this average sale amount for our more mature products to decrease by 20% or more per year over the next few years. We expect this decay in pricing and reduced gross profit margins for our mature TCP/IP product line to be partially offset by several factors:


         -        increased use and thus increased total licenses of TCP/IP,



         - availability of the new FastTrack(TM) solutions, which should increase our average license fee by $10,000,



         - availability of our new TCP/IP version 6, which is expected to become available within the next 12 to 18 months, and that may increase our average license to $80,000, and



         - availability of our IP security and encryption products before the end of this fiscal year at prices which we believe will exceed $80,000 per license.


         We anticipate that the FUSION WebPilot Micro Browser(TM) will be priced at approximately $100,000 per unit and above for the initial license, plus royalties measured against run-time or customer's units of production. We expect to be licensing and delivering this product during the third quarter of 1999.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentage relationship to net revenue of certain items in our consolidated statements of operations and comprehensive income:


                                                                                          Unaudited
                                                                                          ---------
                                                       Year Ended                        Three Months
                                                      December 31,                       Ended March 31
                                                -------------------------           -------------------------
                                                  1997              1998              1998              1999
                                                -------           -------           -------           -------
Net revenue ...........................          100.00%           100.00%           100.00%           100.00%
Cost of revenue .......................            3.51              3.61              4.00              3.93
                                                -------           -------           -------           -------
Gross profit ..........................           96.49             96.39             96.00             96.07
                                                -------           -------           -------           -------
Selling, general and administrative ...           63.75             69.45             55.52             49.35
Research and development ..............           25.20             30.55             30.70             41.97
Depreciation and amortization .........            1.94              2.11              2.11              1.74
Former officer consulting and
 administrative expense ...............            9.50             11.28             11.88             10.71
                                                -------           -------           -------           -------
Total operating expenses ..............          100.39            113.39            100.21            103.77
                                                -------           -------           -------           -------
Net loss from operations ..............           (3.90)           (17.00)            (4.21)            (7.70)
Foreign currency translation adjustment            1.51             (0.34)            (5.74)            (3.70)
                                                -------           -------           -------           -------
Comprehensive loss ....................           (2.39%)          (17.34%)           (9.95%)           11.40%
                                                -------           -------           -------           -------


         The following table sets forth, for the periods indicated, the percentage of net revenue by principal geographic area to total revenue:



                                                              Unaudited
                                                           -----------------
                                    Year Ended               Three Months
                                    December 31,            Ended March 31
                                 -----------------         -----------------
                                 1997         1998         1998         1999
                                 ----         ----         ----         ----
United States ...........          48%          42%          58%          43%
United Kingdom and Europe          35           40           38           42
Australia and Asia ......          15           17            3           14
Other ...................           2            1            1            1
                                  ---          ---          ---          ---
Total ...................         100%         100%         100%         100%
                                  ===          ===          ===          ===



THREE MONTHS ENDED MARCH 31, 1999 AND 1998



         NET REVENUE



         Our net revenue for the three months ended March 31, 1999 increased 11% to $771,650 from $696,079 for the three months ended March 31, 1998. The increase in revenue for 1999 was attributable to royalty revenue received from our operations in Japan. The increase in international sales from 42% to 57% is principally due to a decline in domestic sales as a result of increased competition and related price discounting.

         COST OF REVENUE


         Our cost of revenue for the three months ended March 31, 1999 totaled $30,336 compared to $27,843 for the three months ended March 31, 1998. The cost of revenue in both periods was 4% of net revenue.



         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE



         Selling, general and administrative expense decreased from $386,447 or 56% of revenue in the three months ended March 31, 1998 to $380,815 or 49% of revenue for the three months ended March 31, 1999. The reduction from period to period reflects a continuing reduction of sales and operating expenses offset in part by increases in corporate consulting expenditures related to strategic planning and marketing and an increase in rent following the relocation of our principal executive offices to our current location in mid 1998.



         RESEARCH AND DEVELOPMENT EXPENSE



         Our research and development expense increased from $213,703 or 31% of revenue to $323,824 or 42% of revenue for the three months ended March 31, 1998 compared to the three months ended March 31, 1999. The increase in research and development expense in 1999 was principally attributable to a continuation of development of the FastTrack product line and the beginning of development of the FUSION WebPilot Micro Browser(TM) in 1998.



         DEPRECIATION AND AMORTIZATION EXPENSE



         Depreciation and amortization expense decreased from $14,713 to $13,460 for the three months ended March 31, 1998 compared to the three months ended March 31, 1999. This decrease was attributable to capitalized costs of computer software acquired from third party vendors in 1996 that became fully amortized in early 1998.



         FORMER OFFICER'S CONSULTING AND ADMINISTRATIVE EXPENSE



         Former officer's consulting and administrative expense remained constant at $82,680 for the three months ended March 31, 1999 and 1998 respectively. We incurred this expense in connection with our buyout of a former officer's employment agreement in March 1996. At that time the former officer also entered into a covenant not to compete and into a consulting agreement with Pacific Softworks. As of March 31, 1999, the total amount payable to this former officer under these agreements was $180,000. This sum will be paid in equal monthly installments through September 1999.



YEARS ENDED DECEMBER 31, 1998 AND 1997



         NET REVENUE



         Net revenue decreased approximately 16% from 1997 to 1998. Our revenue results primarily from fees for licenses of software products, fees for customer support, training, maintenance and engineering services and royalties. The decrease in revenue for 1998 was attributable primarily to increased competition, related discounting on older product categories, delayed introductions of new products and substantially lower revenue from Japan stemming from recessionary economic conditions in that country.

         The increase in international sales from 52% to 58% of total sales for 1997 and 1998 is principally due to a decline in domestic sales as a result of increased competition and related price discounting. We expect international sales to continue to represent a significant portion of net revenue although the percentage may fluctuate from period to period.



         We generally price our foreign licenses in dollars. An increase in the relative value of the dollar against Japanese and European currencies may reduce our revenue in dollar terms or could make our products more expensive. As a result, an increase in the relative value of the dollar against other currencies may cause our products to be less competitive in foreign markets. To pay expenses and for other corporate purposes we maintain a small portion of our funds outside of the United States in local currency. We actively monitor our foreign currency exchange exposure and to date this exposure has not had a material impact on the results of operations. To date, we have not utilized derivative instruments to hedge such exposure.



         COST OF REVENUE


         Cost of revenue includes direct and indirect costs for the production and duplication of manuals and media for software products, as well as those relating to packaging, shipping and delivery of the products to our customers. Cost of revenue also includes license and other direct purchase costs of third-party software that we distribute or integrate into our products. Cost of revenue has remained relatively constant for fiscal 1997 and 1998 at approximately 4% of net revenue. As a result, gross profit margins for products have also remained constant at about 96%.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

         Selling, general and administrative expense decreased from $2,110,038 to $1,936,117 or 8%, from 1997 to 1998. Because of a 16% decrease in net revenue, these expenses as a percentage of revenue increased from 64% to 69%. The higher absolute expense in 1997 reflected a non-recurring distribution to the president and majority stockholder. Pacific Softworks, then a corporation governed under the provisions of subchapter S of the Internal Revenue Code, made the non-recurring distribution to its president and majority stockholder to permit him to pay corporate income taxes payable for 1996. The decrease in expenditures for 1998 reflected reductions in sales staff and related operating costs in 1998. Our decreases in expenditures were partially offset by increases in corporate consulting expenditures related to strategic planning and marketing and an increase in rent following the relocation of our principal executive offices to our current location in mid 1998.

         RESEARCH AND DEVELOPMENT EXPENSE

         Research and development expense increased from $834,049 to $851,568, or 2%, from 1997 to 1998. Because of a 16% decrease in net revenue, research and development expense as a percentage of revenue increased from 25% to 31%. The increase in research and development expense in 1998 was principally attributable to an increase in the number of employees and consultants we hired to assist in the development of the FastTrack(TM) product line and the FUSION WebPilot Micro Browser(TM). These costs were partially offset by a decrease in cost of third-party software acquired for the development process.

         DEPRECIATION AND AMORTIZATION EXPENSE


         Depreciation and amortization expense decreased from $64,195 to $58,850 or 8%, from 1997 to 1998 and remained constant as a percentage of net revenue at 2%. This decrease in 1998 was attributable to certain capitalized costs of computer software acquired from third party vendors in 1996 that became fully amortized in early 1998.


         FORMER OFFICER'S CONSULTING AND ADMINISTRATIVE EXPENSE


         Former officer's consulting and administrative expense remained constant at $314,286 for 1997 and 1998. This expense increased as a percentage of net revenue from 9% to 11% as a result of the decrease in net revenue. We incurred this expense in connection with our buyout of a former officer's employment agreement in March 1996. At that time, the former officer also entered into a covenant not to compete and into a consulting agreement. Under the consulting agreement, he agreed to make himself available to provide financial consulting to Pacific Softworks as requested. To date, we have not called upon him to render any significant services. As of May 1999, the total amount payable to this former officer under these agreements was approximately $131,000. This sum will be paid in equal monthly installments through September 1999.


         PROVISION FOR TAXES

         Commencing in 1995 we elected to be treated as a subchapter S corporation. Through 1998 all federal tax liabilities were recognized at the individual stockholder level. In February 1999 Pacific Softworks terminated the subchapter S election and became subject to taxation at the corporate level. Our historical financial statements do not reflect any income tax provision or benefit. Had Pacific Softworks been subject to taxation as a C corporation, it would have received pro forma income tax benefits totaling $48,375 and $177,750 in 1997 and 1998, based on a combined federal and state tax rate of 37.5%. We will record income tax expense (benefit) in future periods at the corporate level.

         LIQUIDITY AND CAPITAL RESOURCES


         At December 31, 1998 and March 31, 1999, we had working capital of $222,477 and $546,095 and cash and cash equivalents of $224,031 and $460,907. We expect that our cash and financing needs in 1999 will continue to be met by:



         -        cash on hand,



         -        cash generated by operations,



         - proceeds of $500,000 from a private sale of securities in February 1999,



         -        a bank line of credit, and



         -        net proceeds of this offering.



         If these sources of financing are insufficient or unavailable, or if we experience an increase in operating cash requirements, we would slow the rate at which we bring additional FastTrack(TM) products and the FUSION WebPilot Micro Browser(TM) to market. We would also reduce our related marketing and development activities.

         To date, we have satisfied operating cash requirements principally through internally generated funds. Our operating activities have generated
(used) net cash of $286,567 and ($419,480) for 1997 and 1998 and ($26,286) for
the three months ended March 31, 1999. Cash generated by or used in operating activities in each period principally reflected the loss from operations for each period and the related change in working capital components. Decreased revenue for 1998 contributed to decreases in accounts receivable, accounts payable and deferred revenue. Our investing activities during 1998 and the three months ended March 31, 1999 used net cash of $71,888 and $27,982 for capital expenditures. Our financing activities during 1998 generated net cash of $94,500. This net cash primarily resulted from our acquisition of the minority interest in our Japanese subsidiary for $5,500, that was offset by $150,000 of short-term borrowings of which $50,000 was repaid during the period. Our financing activities for the three months ended March 31, 1999 include receipt of $500,000 from our sale to a single corporate investor of 100,000 shares of common stock. This amount was offset by $81,541 representing costs incurred through that date in connection with this offering and by a $100,000 repayment of borrowings.



         We have available a $250,000 bank line of credit, personally guaranteed by our president and majority stockholder, under which no balance was outstanding at December 31, 1998 and March 31, 1999. In 1998 we borrowed $100,000, interest free, from a company affiliated with our president. Pacific Softworks repaid this loan after December 31, 1998.



PRIVATE PLACEMENT


         In February 1999 we sold 100,000 shares of restricted common stock to one investor at a price of $5.00 per share. We also issued 100,000 warrants, allowing the investor to acquire 100,000 shares of common stock at $6.00 per share. These warrants expire March 1, 2001. We received net proceeds of $500,000 from this sale.

YEAR 2000 ISSUES


         We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex, as many computer systems will be affected in some way by the rollover of the two-digit year value to 00. Systems that do not properly recognize this information could generate erroneous data or cause a system to fail. The year 2000 issue could create risk for us from unforeseen problems in our own computer systems and from third parties with whom we deal on transactions worldwide. Failures of our and/or third parties' computer systems could have a material impact on our ability to conduct business. Based on our review and analysis, however, we believe that our computer systems and software products are year 2000 compliant. We have further concluded that the products we obtain from our vendors and suppliers for use within our systems and products are also year 2000 compliant. We have not incurred and do not expect to incur any material expense in connection with year 2000 matters.


INTRODUCTION OF THE EURO

         On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. The existing sovereign currencies will remain legal tender in these countries until January 1, 2002. On that date the Euro is scheduled to replace the sovereign legal currencies of the member countries.

         Our European operations are centered in the United Kingdom, which has not adopted the Euro. We will evaluate the impact the implementation of the Euro will have on our business operations. We do not expect the Euro to have a material effect on our competitive position. We can provide no assurance, however, that the implementation of the Euro will not have a material adverse affect on our business, financial condition and operating results. In addition, we cannot accurately predict the impact the Euro will have on currency exchange rates or our currency exchange risk. We have historically priced our foreign licenses in dollars and as a result we have had no material need to hedge our foreign currency exposure. If competitive conditions require us to license our products in terms of Euro or other currencies, we may engage in currency hedging to manage this exposure in the future if we think that it is appropriate for us to do so.

RECENT ACCOUNTING PRONOUNCEMENTS


         In June 1997, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards No. 130. FAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. We adopted the disclosure prescribed by FAS 130 in fiscal 1997.



         In June 1997 Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. We have not yet determined the impact, if any, of adopting this statement. We will adopt the disclosures prescribed by FAS 131 in the year ending December 31, 1999.



         In October 1997 and March 1998 the American Institute of Certified Public Accountants issued Statements of Position 97-2, "Software Revenue Recognition," and 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition," which we are currently required to adopt for transactions occurring in the fiscal year beginning January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance on recognizing revenue on software transactions and supersede SOP 91-1. We believe that the adoption of SOP 97-2 and SOP 98-4 will not have a significant impact on our current licensing or revenue recognition practices. However, should we adopt new licensing practices or change our existing licensing practices, our revenue recognition practices may change to comply with the accounting guidance provided in SOP 97-2 and SOP 98-4.



         In April 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software as well as guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We have not yet determined the impact, if any, of adopting this statement. We will adopt the disclosures prescribed by SOP 98-1 in the year ending December 31, 2000.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION



         Pacific Softworks has filed with the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning Pacific Softworks and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.



         Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office in Washington, D.C and at the SEC's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of all or any part of those documents may be obtained from the SEC's office after payment of the SEC's prescribed fees. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC at www.sec.gov.



         We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.


                                    BUSINESS

OUR BUSINESS

         Pacific Softworks develops and licenses Internet and Web related software and software development tools. Our products enable Internet and Web based communications, based on a set of rules known as protocols, and are embedded into systems and "information appliances" developed or manufactured by others. Information appliances are Internet connected versions of everyday products such as telephones, televisions, fax machines and other digitally based devices.


         Rapid advances are enabling wired and wireless information appliances to assume many of the tasks now handled by personal computers. We believe that Web browsing enabled by embedded software in information appliances used by businesses and individuals will be a major market. International Data Corp. estimates that 94% of Internet access is now made through PCs. By 2002, that percentage is expected to decrease to 64%. By 2002 the number of information appliances sold is expected to exceed the number of PCs sold.


         We intend to evolve and refine our business to track the growth of embedded software in information appliances that incorporate Internet and Web communications capabilities. As information appliances proliferate, we anticipate that our opportunities for long term revenue growth will also increase.

         Our Internet and Web related software development tools offer significant benefits to our customers including:


         -        accelerated product development and market entry,



         - portability across multiple hardware and software system environments, and



         - comprehensive embedded solutions that enable information appliances to connect with the Internet and use the Web.


         Information appliance manufacturers and software developers have included our products within the following applications and information appliances:


Applications                           Information Appliances
------------                           ----------------------

-   Office automation                  -   Internet fax, copiers, laser printers, scanners

-   Medical                            -   Patient monitors, imaging systems

-   Multimedia                         -   DVD players, projectors, digital cameras

-   Industrial controls                -   Vending machines, traffic controls, scoring systems, security controls

-   Networking                         -   Routers, switches, network controls, cable modems

-   Set-top boxes                      -   Set-top boxes, Internet TV

-   Wireless                           -   Telephones, personal digital assistants, pagers, electronic organizers

-   Navigation systems                 -   Navigational controls, air traffic controls

-   Defense and aerospace              -   Engine controls, smart weapons

-   Satellite                          -   Satellite positioning, uplink and downlink of streaming video



         We have developed a new proprietary Internet browser for use within independent, "non-Windows(R)" information appliances. We expect to begin marketing this browser, under the "FUSION WebPilot Micro Browser(TM)" name, during the third quarter of 1999. Our browser may be effectively placed in use without an operating system and does not require substantial amounts of memory. We believe that our browser may prove particularly attractive to manufacturers of information appliances who would rather give their products a proprietary or subjective "look and feel" than to be restricted by a browser which requires or depends on the "look and feel" of commercially available operating systems such as Windows(R).



OUR STRATEGY



         Our objective is to be a leading provider of embedded software that enables information appliances and other devices to connect with and communicate through the Internet and Web. To attain our objective and to increase revenue, we intend to:



         -        Increase sales and marketing activities,



         - Expand our existing collaborative relationships to capitalize on our new micro-browser and other technologies designed for information appliances,



         - Create new collaborative relationships with key information appliance manufacturers,



         - Maintain research and development of new Internet-based products that enable reliable and secure communication and transport of data over the Internet, and



         - Continue to provide additional functions and features to our existing and upgraded software and communication products.

BACKGROUND


         INDUSTRY BACKGROUND - SIGNIFICANT GROWTH OF THE INTERNET.

         The Internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users. The Internet is expected to continue to grow rapidly. We estimate that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. The U.S. Department of Commerce estimates that Internet traffic doubles every 100 days. The number of Internet Web sites is also growing rapidly. The number of Web sites detected by the Netcraft Web Server Survey increased from approximately 526,000 in November 1996 to approximately 1.6 million in November 1997, and to over 3.5 million in November 1998, reflecting annual growth exceeding 100%.

         Network Solutions, Inc., which estimates that it holds a 75% worldwide market share in domain name registrations, registered over 1.9 million new domains in 1998, nearly double those of the previous year. The growth of the Internet is primarily attributable to its value as a low-cost, open, and readily accessible platform for communications and commerce.

         As a result of these attributes, organizations are increasingly embracing the Internet as a principal platform for communicating with key constituents and conducting business. Internally, many organizations have adopted Internet-based systems to facilitate communications among employees and to automate internal business processes. Many organizations are adding Web-based applications to increase sales, cut costs, and improve customer service. These applications range from Web sites offering electronic brochures, to electronic acquisition of goods and services, and automated customer service and support.


         Organizations are making large investments in these applications to create meaningful and attractively presented content that informs, entertains, and communicates. Emerging applications now enable organizations to attract customers and build customer loyalty by offering dynamic, personalized content. Web-based applications for suppliers and distributors have also significantly improved business-to-business procurement, payment systems, and logistics planning. Entirely new businesses have emerged that have been developed specifically to exploit the unique characteristics of the Internet and e-commerce. International Data Corporation forecasts the U.S. Internet Economy to grow for $124 billion in 1998 to $518 billion in 2002.


         Advertising revenue has also played an important role in the growth of the Internet. Attracted by increasing numbers of users, Internet-based businesses have developed that are supported primarily by advertising revenue. Traditional businesses have also realized incremental advertising spending from their Web sites. We estimate that Internet advertising spending will grow from $1.9 billion in 1998 to $7.7 billion in 2002.

         GROWTH OF INTERNET TECHNOLOGY, CONTENT AND INFRASTRUCTURE.

         Organizations are supporting their Internet-based systems by investing heavily in technology, content, and infrastructure. Forrester Research estimates that spending on software and services for e-commerce alone will exceed $5.6 billion in 1998 and $35 billion by 2002. The creation of Internet content continues to grow rapidly by any measure. For example, as of May 27, 1998, the AltaVista search engine had indexed more than 140 million Web pages, an increase of more than 40 million pages in the first five months of 1998.

         The Internet uses Web and specialized servers for different tasks and forms of communications. For example, specialized servers are used for Web browsing, email, chat, news groups, file transfers, and audio and video streaming. A measure of the growth of the Internet infrastructure is the number of Web and other Internet servers that are installed. These servers respond to requests for information and manage data. We estimate that the number of Web and other Internet servers installed will grow from approximately 6.3 million in 1998 to nearly 12 million in the year 2002.

OUR SUITE OF PRODUCTS

         TRANSMISSION CONTROL PROTOCOL/INTERNET PROTOCOL.

         Transmission Control Protocol/Internet Protocol, which we refer to below as "TCP/IP," is a suite of communications protocols that have been adopted as a standard and enable the communications that take place on the Internet. As a standard, TCP/IP enables Internet users to adopt or acquire pre-made, "off the shelf" products, such as those of Pacific Softworks, and eliminates the need by those users to develop a proprietary communications infrastructure on their own. The TCP/IP stack is a collection of components consisting of various layers of protocols and programs that operate together to transfer data over the Internet. These protocols include the Internet Protocol, various messaging and addressing protocols, and the Transmission Control Protocol.

         Embedded systems consist of a microprocessor and related software incorporated into a product and dedicated to performing a specific set of tasks. The market for embedded Internet applications continues to grow substantially as customers deploy TCP/IP based networks. TCP/IP and related technologies are emerging as the building blocks for next-generation wired and wireless networks. According to Datapro, total industry sales of TCP/IP products is projected to grow at a compounded annual growth rate of 11.6% with industry sales rising from $1.6 billion in 1995 to $2.7 billion in 2000.


         We believe that key elements defining our market today include the following:



         - TCP/IP is a commodity type product that remains a key component of the Internet. Generic public domain software for TCP/IP is available at low cost.



         - The competitive market for TCP/IP products currently focuses on selling value-added applications, such as file transfer protocols designed to send large files over the Internet, email, and management tools that enhance the embedded protocol stack.



         - The market is migrating away from proprietary protocols to standard Internet protocols.



         - Manufacturers continue to implement Internet and Web embedded software in a growing number of consumer and industrial information appliances.



         - International market growth will ultimately outpace market growth in the United States.



         - As more powerful microprocessors become available and decrease in price, embedded systems are being used in a wider range of applications and are facilitating the development of a new generation of information appliances. Emerging embedded Internet applications for interactive entertainment, network computers, remote management and other uses may offer significant additional opportunities for embedded systems and information appliances.

         - Manufacturers of products using embedded technology must bring complex applications for embedded systems to market rapidly and economically. Developing embedded applications has evolved from a relatively modest programming task to a complex engineering effort. As more powerful and affordable 32-bit and 64-bit microprocessors have become available, products based on them have become richer in features and functions.



         - More sophisticated software solutions are required to develop these more complex applications, frequently including a real-time operating system and Internet and Web products that provide developers with far more features, higher performance and greater productivity than those necessary or feasible for programming prior generations of microprocessors. Our flexible software solutions and powerful development tools allow our customers to create and standardize complex, embedded software applications quickly and efficiently.



         - As embedded applications increase in complexity, the costs associated with providing software development, support and training of engineers are rising rapidly. In this environment, time-to-market, conformance to standards and product reliability have become critical issues for companies developing information appliances and other devices which may be connected to the Internet.


         We have designed FUSION products with the developer in mind. The FUSION solution assists system developers by adding compliant Internet protocols and applications to their products. FUSION products are very flexible and portable. Our products are not dependent on any particular hardware or software. Our products are also designed for easy integration.


         Our FastTrack(TM) development products provide a pre-built "drop-in solution" that facilitates quick and easy protocol implementation within the products of our customers. FUSION FastTrack(TM) solutions provide users with a complete suite of networking tools to ease the development and porting of new projects. Our customers do not face the uncertainty of trying to determine what components will work with FUSION. Our engineers have integrated FastTrack(TM) with the processor, operating system, compiler, debugger and development board to assure a simplified and reliable drop-in solution that moves a customer's project to more rapid completion. A user need only add its application and then transfer our software to the targeted hardware or device.


         FUSION FastTrack(TM) products are not dependent on any particular processor. They have been and are currently being developed for several families of processors including those of:


  -      Advanced Micro Devices                              -        LSI Logic

  -      Advanced Risc Machines                              -        MIPS Technologies

  -      Analog Devices                                      -        Motorola Corporation

  -      ARC                                                 -        NEC

  -      Hitachi                                             -        Philips

  -      Hyperstone                                          -        Siemens

  -      Intel Corporation                                   -        ST Microsystems

  -      International Business Machines Corporation         -        Texas Instruments

         Our Internet and Web products provide an integrated suite of critical functions which feature:



         - a small sized, fast, efficient, high performance embedded Internet protocol stack,



         -        an extensive range of Internet and Web applications,



         - custom-built software code, not based on public domain sources,



         - mature software code, tested and used in a wide variety of products by companies including Sony, Motorola, Hewlett-Packard, Intel, IBM, Lucent, Cisco and VLSI,



         - code developed for embedded systems and information appliances with fine tuning capabilities built into the code to optimize Internet connectivity for specific applications,



         - multiple interface software support for most of the popular communication chip sets, and



         - pre-built ready to add "drop-in solutions" for easy integration of customer application software across multiple processor platforms.


OUR PRODUCTS

         OUR INTERNET AND APPLICATION PRODUCTS

         FUSION TCP/IP. This product enables data to be transported over the Internet. Our product is not dependent on any particular processor, operating system or compiler. FUSION is high performance, small, tunable, and can be easily incorporated in a customer's information appliances.

         FusOS. This product is our FUSION operating system. Customers may choose to use FusOS or remove it from our Internet product and replace it with any commercial operating system of their choice.


         FUSION IPsec. This product is the FUSION IP security protocol suite which provides privacy and authentication services at the Internet Protocol layer. IPsecurity uses advanced encryption algorithm keys and is designed to provide secure financial and e-commerce transactions from information appliances over the Internet.



         FUSION Satellite IP. This product adds the power and scalability required for Internet protocols to work in a slow-start or delayed environment such as in satellites and set-top boxes. FUSION Satellite IP is designed to handle communication over satellite links for uplink and downlink modes, and adapts to the delays inherent in satellite communications.



         FUSION RIP, Routing Information Protocol. Widely accepted as a standard routing protocol, RIP routers send broadcast messages onto a network and contain routing information about the network. This information is shared among all the RIP-capable routers in a network thereby allowing each router to understand where it exists in a network and where its routes lead. RIP specifies how routers exchange routing table information. Currently, there are industry standards which describe the specifications required to implement RIP. The FUSION RIP protocol is a high-performance portable software engine that implements IP forwarding and route generation consistent with industry standards. With RIP, routers periodically exchange entire tables of routing data. Because this is inefficient, RIP is gradually being replaced by a newer protocol called Open Shortest Path First Protocol, or "OSPF."

         FUSION OSPF, Open Shortest Path First Protocol. This product is a portable software engine that fully implements the OSPF to provide routing. It has been designed specifically for use in high performance multi-protocol routers. OSPF defines how routers share routing information. Unlike RIP, which transfers entire tables of routing data, OSPF transfers only routing information which has changed since the previous transfer. As a result, use of this protocol reduces the amount of data to be transmitted and conserves system resources.



         FUSION PPP, Point-to-Point Protocol. This product provides a means for transmitting packets of data known as datagrams over serial point-to-point links. This application links one device to another over telephone lines and cable.



         FUSION MultiLink PPP. Both FUSION PPP and MultiLink PPP modules may be used in any processor. MultiLink PPP extends PPP over multiple links or channels. MultiLink PPP allows users to broadcast data simultaneously to multiple devices within different operating environments and allows users to transfer more data by combining available links.


         FUSION SNMP, Simple Network Management Protocol. SNMP is a set of protocols that interfaces transparently into FUSION TCP/IP. SNMP helps to manage and control devices over the Internet.


         FUSION FTP, File Transfer Protocol. This application software allows the efficient sharing of files, programs or data between devices over the Internet. FTP also provides a secure way to allow or deny access to specific files or directories between diverse systems.



         FUSION TFTP, Trivial File Transfer Protocol. This product is a subset of FTP that allows the efficient transfer of files between diverse host systems without the extended features and potential overhead associated with FTP. TFTP is designed with small size and easy implementation in mind for devices with minimal memory.



         FUSION Telnet. This product is a general, bi-directional oriented communications application which allows a standard method of interfacing or connecting terminal devices and terminal-oriented processes to each other. This application software can be used for terminal-to-terminal and/or application-to-application communications.


         FUSION SMTP, Simple Mail Transfer Protocol. This product is a protocol used for sending email messages between servers. SMTP is generally used to send messages from a mail client to a mail server. SMTP is independent of any transmission protocol or operating system and only requires a reliable data stream. We have designed FUSION SMTP to be small, efficient and easy to implement in virtually any environment.

         FUSION POP3, Post Office Protocol Version 3. This software provides messaging capability within products or systems that do not have the memory or other resources to use SMTP or where there is no continuous Internet connection. POP3 is typically used to access and retrieve email that is being held on a mail server. Most email applications, sometimes called an email client, use a POP Protocol. POP3 is independent of any transport protocol or operating system and is typically implemented over TCP. We have designed FUSION POP3 to be a small, efficient messaging client that is easy to implement in environments where memory and system resources are sparse.

         FUSION BOOTP, Bootstrap Protocol. This is an Internet protocol that enables a diskless device to discover its own IP address, the IP address of a BOOTP server on the network, and a file to be loaded into memory to activate or boot the device. This application software allows the efficient sharing of files, programs or data between diverse host systems. BOOTP also provides a secure way to allow or deny access to specific files or directories between diverse systems.

         FUSION DHCP, Dynamic Host Configuration Protocol. This is a protocol for assigning dynamic addresses to devices on the Internet. With dynamic addressing, a device can have a different address every time it connects to the Internet. DHCP also supports a mix of fixed and dynamic Internet addresses. Dynamic addressing simplifies network administration because the software keeps track of the addresses rather than requiring an administrator to manage the task. This means that a device can be added to the Internet without the difficulties associated with manually assigning it a unique address. Many Internet service providers use dynamic addressing for dial-up users.

         OUR WEB PRODUCTS


         FUSION WebPilot Micro Browser(TM). Our FUSION WebPilot Micro Browser(TM) is a completely embedded browser aimed at applications like set-top boxes, wired and wireless telephones, other hand-held information appliances, kiosks, and other remote Internet information appliances. This application has been designed for limited memory environments and is independent of the operating system, processor or compiler. It is applicable across multiple platforms.



         Unlike other browsers based on Windows(R), the FUSION WebPilot Micro Browser(TM) is designed for small space applications. Our browser has also been designed from scratch for embedded applications. Unlike other browsers, the FUSION WebPilot Micro Broswer(TM) is not a modified or simplified version of existing PC code. We believe that our product is the only embeddable Web browser that currently can make this claim. Our product provides full browsing capabilities in an embedded environment without needing a full PC-type operating system or Microsoft Windows(R). In addition to browsing capabilities, the FUSION WebPilot Micro Browser(TM) family of products will include email and e-commerce applications in the embedded environment.



         The FUSION WebPilot Micro Browser(TM) has its own embedded windowing and graphical support. These features allow users to create custom designs and custom fonts and icons. We believe that these features are particularly important in addressing foreign languages such as Japanese and in developing branded presentation screens for customers.



         We have designed the FUSION WebPilot Micro Browser(TM) to permit incorporation of various add-on modules. Our browser will have a functionality and presentation similar to those of the much larger PC-based browsers such as Internet Explorer and Netscape but will have substantially reduced memory requirements. We intend actively to market and deliver FUSION WebPilot Micro Browser(TM) during the third quarter of 1999.


         FUSION Embedded Web Server. This application software allows any user on the Internet easily to manage or monitor any device connected to the Internet. It provides an easy way to deliver powerful Web-based applications in generally understood graphical formats. Using FUSION Internet protocols, FUSION Web Server provides integrated Web services. It provides Web servers with the capability to look at and manage any Internet connected devices through the Web. Examples of such uses include:


         -        video cameras,



         -        vending machines,

         -        utility power meters,



         -        medical equipment, and



         -        other remote devices.



The FUSION Web Server is compatible with FUSION WebPilot Micro Browser(TM) and all other standard browsers including Netscape, Mosaic, and Internet Explorer, on all platforms. We intend actively to market and deliver FUSION Web Server during the third quarter of 1999.



OTHER PRODUCTS WE INTEND TO MARKET



         FUSION 6. This product is our major TCP/IP upgrade. We are designing this application to provide greater security and flexibility in connection with the next generation Internet Protocol. We expect to introduce this product within the next 12-18 months.



         FUSION Mobile IP. We are designing this product for use within wireless and cellular applications. Internet protocols do not currently operate efficiently in wireless environments. We are designing Mobile IP to handle information processing delays and interruptions associated with Internet protocols in wireless applications. We expect to introduce this product within the next 12-18 months.


SERVICES AND SUPPORT


         Pacific Softworks seeks to provide comprehensive customer service and support which help customers realize the value and potential of our products.



         TRAINING CLASSES


         We offer several training courses and workshops for an additional fee. We provide courses monthly at our executive office in California or in the United Kingdom. We also provide training courses at customer sites. We tailor these training courses to meet specific customer needs and schedules.


         TECHNICAL SUPPORT


         Our technical support staff assists customers with problems and questions in the installation and use of our products. We bundle technical support with product updates and maintenance on an annual fee basis.

         ENGINEERING SERVICES.

         We provide a number of services on a fee-for-service basis, including application-level consulting, customization, and porting to proprietary semiconductor architectures. We coordinate and perform these services in North America, Japan and Europe.

INDUSTRY COLLABORATION


         Pacific Softworks works with various companies in jointly developing products for the Internet market for those companies and their customers. The nature of this work is generally a process of informal collaboration that does not require written agreements or ongoing legal obligations. We have described some of our more significant collaborations below. We plan to continue developing these and other relationships.



         INTEL. Under a program called "wired for manageability," Intel has worked with Pacific Softworks and has incorporated FUSION Internet software products into various Intel products.


         MOTOROLA. Pacific Softworks and Motorola have collaborated for a number of years on providing Internet connectivity for most of the Motorola product families. Pacific Softworks has provided Internet solutions for Motorola customers. In return members of the Motorola sales force and application engineers have recommended Pacific Softworks as a solution partner to their customers.


         ST MICROELECTRONICS. ST Microelectronics has worked with Pacific Softworks in the United States and Europe on incorporating our products with the set-top boxes, cable modems and other product designs of ST Microelectronics.



         ADVANCED RISC MACHINES. Advanced RISC Machines and Pacific Softworks have worked together to incorporate FUSION products onto the ARM7 development board, a foundation used for the development of other products. ARM recommends Pacific Softworks products to its customers.



         TEXAS INSTRUMENTS. Since late 1998 Texas Instruments has been evaluating the FUSION Protocols on its set-top box development board. We are currently discussing joint development for new Texas Instruments products. In addition, FUSION Internet protocols have been incorporated into digital signal processors of Texas Instruments.



         ANALOG DEVICES INC. Analog has licensed both our browser and our email technology for use in conjunction with its SHARC chip set. The license is royalty bearing. These digital signal processors are targeted at a variety of communications applications including digital television and video phones. Our software will be bundled with the chip set that will also form part of Analog's SHARC development platform design. We expect to work with Analog to meet the requirements of its customers worldwide and to work on joint developments for the next generation of information appliance technology.


TOOLS AND OPERATING SYSTEM COLLABORATION

         We currently work or collaborate with the following companies in developing and expanding our FastTrack(TM) suite of products:

         GREENHILLS SOFTWARE. Several of our FastTrack(TM) developer kits are based on GreenHills' tools suite. These products provide a strong development environment and are well accepted in the embedded market.


         EXPRESS LOGIC. We have worked with Express Logic for about two years. We believe that Express Logic has superior real-time operating systems products for the embedded market. Most of our FastTrack(TM) solutions are built using this real-time operating system. In addition, with the exception of Germany and Switzerland, Pacific Softworks distributes Express Logic software code on a non-exclusive basis worldwide.

         DIAB DATA CORPORATION. Pacific Softworks has worked with Diab Data for over three years on Motorola platforms. Diab Data is a leading supplier of software tools for Motorola based products.


         SOFTWARE DEVELOPMENT SYSTEMS. Pacific Softworks has collaborated with Software Development Systems to use the Software Development Systems compiler for Motorola platforms. Based on informational available to us, we believe that Software Development Systems has over 50% of compiler sales for Motorola products.


         GAIO JAPAN. GAIO is the largest supplier of integrated tools in Japan. We are currently building our Hitachi FastTrack(TM) products with the complete tools suite from GAIO. In return we believe we have become the Internet software supplier of choice for GAIO.


WIDE AREA NETWORK COLLABORATION


          TELENETWORKS. Telenetworks and Pacific Softworks have recently co-developed a complete router reference platform with Motorola for the small office/home office market. This router reference platform is being reviewed by 3COM and other companies. The collaboration is continuing for other wide area network products. Pacific Softworks is a worldwide value added reseller for Telenetworks. The combination of our products with those of Telenetworks provides a complete WAN/LAN solution for the products manufactured by our customers.

          UNISOFT JAPAN. Unisoft is experienced in developing and integrating Internet and Web protocols for customer applications. In addition it provides wide area network solutions for the Japanese market. Pacific Softworks and Unisoft have cooperated on several joint developments involving our FUSION WebPilot Micro Browser(TM) within automobile navigation systems.

CUSTOMERS

         Since incorporation in 1992, Pacific Softworks has licensed its products to over 400 companies around the world, including: Alcatel, AT&T, America OnLine, Canon, Canal+, Cisco, Cocom, Bell Labs, Data General, Concurrent Technologies, Ericsson, General Instruments, Hughes, Honeywell, Hewlett Packard, Intel, Motorola, Newbridge, Nortel, Psion, Philips, Samsung, Siemens, ST Microsystems, Tandberg, Unisys, and VLSI.

         No single customer accounted for more than 10% of our total revenue in 1997 or 1998.

MARKETING, SALES AND DISTRIBUTION


         In North America, Europe and Japan, we market our products and services primarily through our own direct sales organization, which consists of salespersons and field application engineers. As of December 31, 1998, Pacific Softworks had four domestic salespersons and field application engineers located in North America, one salesperson and field application engineer in Europe and three sales and marketing employees in Japan.



         We distribute our products in Japan through a wholly owned subsidiary, Network Research Corporation Japan. We have licensed our products exclusively to Network Research for distribution in Japan.



         We have appointed international distributors to serve customers in regions not serviced by our direct sales force. We also collaborate with semiconductor and software vendors and work closely with a number of system integrators worldwide. These relationships enable us further to broaden the geographic and market scope for our products.



         Revenue from international sales represented approximately 52% and 58% of our total revenue in fiscal 1997 and 1998. Revenue from international sales represented approximately 57% of our total revenue for the three months ended March 31, 1998.



         Pacific Softworks has experienced, and expects to continue to experience, significant seasonality of revenue resulting primarily from customer buying patterns and product development cycles. We have generally experienced the strongest demand for our products in the fourth quarter of each fiscal year and the weakest demand in the first quarter of each fiscal year. Quarterly revenue typically decreased in the first quarter of each fiscal year from the fourth quarter of the prior fiscal year.


COMPETITION


         The embedded Internet and Web-based software industry is highly competitive and is characterized by rapidly advancing technology. We believe that we compete favorably in our markets on the basis of:



         -        product capabilities,



         -        price/performance characteristics,



         -        product portability,



         -        ease of use, and



         -        support services and corporate reputation.


         We compete with other independent software vendors, including Wind River Systems, Inc., Integrated Systems, Inc., Mentor Graphics, Inc. (through its acquisition of Microtec/Ready Systems), Microware Systems Corporation and Microsoft Corporation. In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of our products.

         Many of our existing and potential competitors have substantially greater financial, technical, marketing and sales resources than we have. We are aware of ongoing efforts by competitors to emulate the performance and features of our products and we can provide no assurance that competitors will not develop equivalent or superior technology to that of Pacific Softworks.


         Because we have been substantially dependent on our TCP/IP family of Internet products and services, the effects of competition could be more adverse on us than would be the case if we had a broader product offering. In addition, competitive pressures could cause us to reduce the prices of our products, which would result in reduced profit margins. We cannot assure you that we will be able to compete effectively against our current and future competitors. If we are unable to compete successfully, our business, financial condition and operating results would be materially adversely affected.

PRODUCT DEVELOPMENT AND ENGINEERING



         The embedded software industry faces a fragmented market characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. We believe that our success will depend in large part on our ability to:



         -        maintain and enhance our current product line,



         - develop and introduce in a timely manner new products that take advantage of technological advances,



         -        identify and implement emerging standards,



         - offer products across a spectrum of microprocessor families used in the embedded systems market, and



         - support sustained marketing and promotion of brand identity and product lines.



         During 1997 and 1998 we incurred product development and engineering expenses of $834,049 and $851,568. We intend to increase our commitment to product development and engineering for 1999 from the proceeds of this offering.



         Pacific Softworks has from time to time experienced delays in the development of new products and the enhancement of existing products. These delays are commonplace in the software industry. We cannot assure you that we will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, and changes in customer requirements. We also cannot assure you that our enhanced or new products will adequately address the changing needs of the marketplace. The inability of Pacific Softworks, due to resource constraints or technological or other reasons, to develop and introduce new products or product enhancements in a timely manner could have a material adverse effect on our business, financial condition or operating results.



         From time to time, we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing products. We cannot assure you that announcements of currently planned or other new products by us or others will not cause customers to defer purchasing existing products. Any failure by Pacific Softworks to anticipate or respond adequately to changing market conditions, or any significant delays in product development or introduction, could have a material adverse effect on our business, financial condition and operating results.


         As a result of their complexity, software products may contain undetected errors or compatibility issues, particularly when first introduced or as new versions are released. Despite testing by us and testing and use by current and potential customers, it is always possible for errors to be found in new products after shipments to our customers. The occurrence of these errors could result in loss of or delay in market acceptance of our products, which could have a material adverse effect on our business, financial condition and operating results.

         Our products are increasingly used for applications in systems that interact directly with the general public, particularly applications in transportation, medical systems and other markets where the failure of the embedded system could cause substantial property damage or personal injury. This failure of our products could expose Pacific Softworks to significant product liability claims. In addition, our products may be used for applications in mission-critical business systems where the failure of the embedded system could be linked to substantial economic loss.

          Although Pacific Softworks has not experienced any product liability or economic loss claims to date, the sale and support of our products entail the risk of these claims.

PROPRIETARY RIGHTS


         Our success is heavily dependent upon our proprietary technology. We rely on a combination of:



         -        copyright,



         -        trade secret and trademark laws,



         -        nondisclosure,



         - other contractual restrictions on copying, or distribution, and



         - technical measures to protect our software, documentation and other written materials.



         As a part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. End user licenses of our software are frequently in the form of source license agreements, which are signed by licensees, and which we believe may be enforceable under the laws of many jurisdictions.



         Despite our efforts to protect our proprietary rights, unauthorized third parties may be able to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. We can provide you with no assurance that competitors will not independently develop technologies that are substantially equivalent or superior to ours. Policing unauthorized use of our products is difficult. We are unable to determine the extent to which software piracy of our products exists. Software piracy, however, can be expected to be a continuing and persistent problem.


         We believe that, due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important to establishing and maintaining a technology leadership position within the industry than are the various legal protections of our technology.

         As the number of patents, copyrights, trademarks, trade secrets and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. We can provide you with no assurance that third parties will not assert infringement claims against us in the future. Any of these claims with or without merit could:


         -        be time consuming,



         -        result in costly litigation,



         -        cause product shipment delays, or



         - require us to enter into unwanted royalty or licensing agreements.

These royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could have a material adverse effect on our business, financial condition and operating results.


         In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of Pacific Softworks, could result in significant expense to Pacific Softworks and divert the efforts of our technical and management personnel from productive tasks. The outcome or settlement of any such litigation may require us to:



         -        pay substantial damages,



         -        discontinue the use and sale of infringing products,



         - expend significant resources to develop non-infringing technology, or



         -        obtain a license to the infringing technology.



Any of these events could have a material adverse effect on our business financial condition and operating results.


MANUFACTURING AND BACKLOG

         Our manufacturing operation consists of assembling, packaging and shipping the software products and documentation needed to fulfill each order. We manufacture our source code for sale and duplicate compact disks in our California facility. We use outside vendors to print documentation and manufacture packaging materials. We believe that backlog is not a meaningful indicator of revenue that can be expected in future periods.

EMPLOYEES


         As of May 1, 1999, Pacific Softworks employed 27 persons full-time, including four in sales and marketing, 20 in product development, engineering and support and three in management, operations, finance and administration. Of these employees, 24 are located in North America, two are located in Japan and one is located in Europe. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We have never experienced a work stoppage. We believe that relations with our employees are good.


PROPERTIES


         Our executive offices are located in a leased facility in Newbury Park, California consisting of approximately 11,500 square feet of office space. The lease for this facility expires in September 2000. Our monthly lease payment is approximately $8,500. In Japan we have subleased space of approximately 700 square feet at a rate of approximately $1,600 on a month to month basis. We believe that these facilities are adequate for our current needs and for expected personnel additions over the next 18 months. In the United Kingdom our representative operates from facilities that are secured by him and which entail no material ongoing obligation by Pacific Softworks.


LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of Pacific Softworks are:


Name                          Age     Position
----                          ---     --------
Glenn P. Russell               44     Chairman, President, and Chief Executive Officer
William E. Sliney              60     Chief Financial Officer
Chaim Kaltgrad                 45     Vice President - Program Management
Mark Sewell                    37     Vice President - Business Development
Sandra J. Garcia               37     Vice President - North American Sales
Robert G. J. Burg II           42     Director
Wayne T. Grau                  49     Director
Reuben Sandler, Ph.D.          62     Director
Joseph Lechman                 32     Secretary



         Glenn P. Russell. Mr. Russell has been our chairman, president and chief executive officer since 1992. Before 1992 he had various sales and marketing positions at IBM, Unisys and Network Research Corporation, a predecessor of Pacific Softworks. Mr. Russell is also an officer and director of Luke Systems International, a distributor of electronic components. Luke Systems International is controlled by Mr. Russell's spouse. Mr. Russell devotes substantially all of his time to Pacific Softworks. Mr. Russell was educated in and is a native of the United Kingdom.



         William E. Sliney. Mr. Sliney has been our chief financial officer since April 1999. Before joining us, Mr. Sliney was the chief financial officer for Legacy Software Inc. from 1995 to 1998. From 1993 to 1994, Mr. Sliney was chief executive officer for Gumps. Mr. Sliney received his masters in business administration from the University of California at Los Angeles.



         Chaim Kaltgrad. Mr. Kaltgrad has been our vice president - program management since May of 1999. From 1992 to 1999, Mr. Kaltgrad was a consultant for Lockheed Martin Corporation. From 1997 to 1998 Mr. Kaltgrad was also a consultant at Demo Systems. He received a masters degree in computer science from California State University Northridge and a bachelors of mathematics and computer science from the University of California at Los Angeles.



         Mark Sewell. Mr. Sewell, a resident of the United Kingdom, has been the general manager for our European operations since 1996, with responsibility for European sales and business development. For over two years prior to 1996, he was the business and support manager for the Asia Pacific region of PictureTel, Inc. He received his masters degree in electrical and electronic engineering from the University of Canterbury.



         Sandra J. Garcia. Ms. Garcia joined us in 1993 as our regional sales manager and became vice president - North American sales in 1996. Ms. Garcia graduated from Santa Barbara College.



         Robert G. J. Burg II. Mr. Burg has been a director of Pacific Softworks since January 1999. He has been the president of Profile Sports, a corporate sports and outing entertainment business, since 1998. For more than five years before that he served as president, senior vice president and in other managerial positions at Royal Grip, Inc., a manufacturer and distributor of golf grips and sports headwear. Mr. Burg received a bachelor of arts degree from the University of Colorado. He currently serves on the boards of directors of EMD/Empyrean Diagnostics, Ltd. and Royal Precision, Inc.



         Wayne T. Grau. Mr. Grau has been a director of Pacific Softworks since January 1999. He has been the president and chief executive officer of Fielding Electric, Inc. since 1981. He is currently a member of the Los Angeles Chapter membership committee of the National Electrical Contractors Association, a trustee for the Joint Apprenticeship Training Committee and a trustee for the Los Angeles Electrical Training Trust.



         Reuben Sandler, Ph.D. Dr. Sandler has been a director of Pacific Softworks since January 1999. He has been the president and chief information officer for MediVox, Inc., a medical software development company, since June 1997. From 1989 to 1996, he was an executive vice president for R&D Laboratories, Inc. Dr. Sandler received a Ph.D. from the University of Chicago and is the author of four books on mathematics. He currently serves on the boards of directors of MediVox, Inc. and Alliance Medical Corporation and is an advisor to the board of directors of R&D Laboratories, Inc.



         Joseph Lechman. Mr. Lechman has been our secretary since March 1999. He is a principal in the law firm of Gose & Lechman and has been practicing law in Ventura County, California since 1991. Mr. Lechman received his bachelor of arts degree in business administration in 1987 from California State University at Fullerton. He received his juris doctorate from Pepperdine University School of Law and was admitted to the State Bar of California in 1990. Mr. Lechman obtained a master's of law in taxation from the New York University School of Law.


BOARD OF DIRECTORS


         Our directors are elected for a one year term. Each director holds office until the expiration of his term, until his successor has been duly elected and qualified or until the earlier of his resignation, removal or death. Each officer serves at the discretion of the board of directors. There are no family relationships among any of our directors or officers.



         Our directors receive $200 for attending meetings of the board of directors. We will also reimburse our directors for actual and reasonable out of pocket expenses incurred when attending board of directors and committee meetings. Directors who are not employees are eligible to participate in the 1998 Equity Incentive Program. Each of our non-employee directors received options to purchase 15,000 shares of common stock upon his election to the board of directors.


COMMITTEES OF THE BOARD OF DIRECTORS


         The board of directors maintains a compensation committee and an audit committee. The compensation committee is composed of Reuben Sandler, chair, Robert Burg and Wayne Grau. The audit committee is composed of Robert Burg, chair, Reuben Sandler and Wayne Grau. The compensation committee reviews and makes recommendations to the board of directors on compensation matters, including bonuses, of our officers and administers the grants under our equity incentive program. The audit committee:



         - reviews the scope of the audit procedures employed by our independent auditors,



         - reviews our accounting practices and policies with our independent auditors,



         - recommends to whom reports should be submitted within Pacific Softworks,



         - reviews with the independent auditors their final audit reports,

         - reviews our overall accounting and financial controls with our internal and independent auditors,



         - has its members available to the independent auditors for consultation,



         -        approves the audit fee charged by the independent auditors,



         - reports to the board of directors with respect to the matters described above, and



         -        recommends the selection of the independent auditors.


EXECUTIVE COMPENSATION

         The following table sets forth the compensation earned by our chief executive officer, senior vice president, and vice president for services, or the named executive officers, rendered during the fiscal years ended December 31, 1998, 1997 and 1996. No other executive officer of Pacific Softworks earned or was paid compensation of more than $100,000 in the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE


                                                            Year
                                                           ended                Annual Compensation
Name and Principal Position                                Dec. 31       Salary          Bonus          Other
---------------------------                                -------       ------          -----          -----

Glenn P. Russell                                             1998        $ 207,962     $  --          $   --
      Chairman, President, Chief Executive                   1997          215,384        118,201         --
      Officer  and Chief Financial Officer                   1996          162,501        --              --

Mark Sewell                                                  1998          134,822        --           262,500
      Vice President - Business Development                  1997          115,885        --              --
                                                             1996           58,161        --              --

Sandra J. Garcia                                             1998          120,442        --           262,500
      Vice President - North American Sales                  1997          154,563        --              --
                                                             1996          175,750        --              --


         Pacific Softworks paid Glenn P. Russell $118,201 in 1997 in addition to his salary to permit Mr. Russell to pay 1996 personal tax obligations arising from Pacific Softworks' S corporation status. In February 1999 Pacific Softworks terminated the subchapter S election and became subject to taxation at the corporate level.


         In June 1998 Pacific Softworks granted to each of Mark Sewell and Sandra J. Garcia options to purchase 70,000 shares of common stock. The calculations of the value of the unexercised options reflected in the above table under "Other" are based on the difference between the fair market value per share of the common stock on December 31, 1998, approximately $5.00, and the exercise price of each option multiplied by the number of shares covered by the option.

OPTION GRANTS IN 1998


         The following table sets forth each grant of stock options to named executive officers during the fiscal year ended December 31, 1998.



              OPTION GRANTS FOR FISCAL YEAR ENDED DECEMBER 31, 1998



                               Number Of Securities      Percent Of Total
                                    Underlying         Options/SARs Granted
                                   Options/SARs          to Employees in       Exercise        Expiration
Name                                 Granted             Fiscal Year 1998        Price            Date
----------------              ----------------------   ------------------      ----------     -------------

Mark Sewell                          70,000                    50%               $1.25        June 25, 2008

Sandra J. Garcia                     70,000                    50%               $1.25        June 25, 2008




These options were not granted under, and are separate from, our equity incentive program. The options may be exercised at any time during their term. There were no options exercised in fiscal year 1998.


EQUITY INCENTIVE PROGRAM

         Our 1998 equity incentive program was adopted by the board of directors and approved by stockholders in April 1998. The number of shares of common stock reserved for issuance under the equity incentive program is 320,000 shares. As of December 31, 1998, no options were granted under the equity incentive program.


         Under the equity incentive program, employees, non-employee members of the board and consultants may be awarded options to purchase shares of common stock, stock appreciation rights, restricted shares or stock units. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options designed not to meet those requirements. If restricted shares or shares issued upon the exercise of options granted under this plan are forfeited, then these shares will again become available for awards under the equity incentive program. If stock units, options or stock appreciation rights granted under the equity incentive program are forfeited or terminate for any other reason before being exercised, then the corresponding shares will again become available for awards under the equity incentive program.


         The equity incentive program is administered by the compensation committee of the board of directors. This committee has complete discretion to:


         -        determine who should receive any award,



         - determine type, number, vesting requirements and other features and conditions of an award,



         -        interpret the equity incentive program, and



         - make all other decisions relating to the operation of the equity incentive program.



         The exercise price for statutory and incentive stock options granted under the equity incentive program may not be less than 85% or 100%, respectively, of the fair market value of the common stock on the option grant date and may be paid in cash or in outstanding shares of common stock. Holders may exercise options by using a cashless exercise method, a pledge of shares to a broker or promissory note. The payment for an award of newly issued restricted shares will be made in cash, by promissory note or the rendering of services.


         The committee has the authority to modify or extend outstanding options and stock appreciation rights. The committee may also accept the cancellation of outstanding options or stock appreciation rights in return for a grant of new options or stock appreciation rights for the same or a different number of shares at the same or a different exercise price.


         If there is a change in control of Pacific Softworks, an award will become fully exercisable as to all shares subject to an award if the award is not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute such award with another award of substantially the same terms. In the event of an involuntary termination of service within 18 months following a change in control, all of the awards then outstanding and not vested will then be fully vested.



         A change in control includes:



         - a merger or consolidation of Pacific Softworks after which our then current stockholders own less than 50% of the surviving corporation,



         -        sale of all or substantially all of the assets of Pacific
                  Softworks,



         - a proxy contest that results in replacement of more than one-third of the directors over a 24-month period, or



         - acquisition of 50% or more of our outstanding stock by a person other than a trustee of our equity incentive program or a corporation owned by the stockholders of Pacific Softworks in substantially the same proportions as their stock ownership in Pacific Softworks.



In the event of a merger or other reorganization, outstanding options, stock appreciation rights, restricted shares and stock units will be subject to the agreement of merger or reorganization, which may provide for:



         - the assumption of outstanding awards by the surviving corporation or its parent,



         - their continuation by Pacific Softworks (if Pacific Softworks is the surviving corporation),



         -        accelerated vesting, and



         - for settlement in cash followed by cancellation of outstanding awards.


         The board of directors may amend or terminate the equity incentive program at any time. Amendments may be subject to stockholder approval to the extent required by applicable laws. The equity incentive program will continue in effect unless otherwise terminated by the board of directors.


         In May 1999 the board of directors voted to grant our officers and other employees options to purchase 320,000 shares of common stock under our equity incentive plan at an exercise price of $5.00 per share. These options have a term of 10 years but vest at the rate of 2% per month from the date of grant over a period of 36 months and may not be exercised until after 30 days from the date of this offering.

         The table below sets forth grants of options in May 1999 under our equity incentive plan to our named officers:

           OPTION GRANTS IN MAY 1999 UNDER OUR EQUITY INCENTIVE PLAN

                                                                 Percent of Total
                                            Number of           Options Granted to       Exercise           Expiration
             Name                         Options Granted        Employees in 1999         Price               Date
             ----                         ---------------       ------------------       ---------       ----------------

             Glenn P. Russell                  30,000                   9.375%              $5.00          April 30, 2009

             William E. Sliney                 12,000                   3.75%               $5.00          April 30, 2009

             Chaim Kaltgrad                    12,000                   3.75%               $5.00          April 30, 2009

             Mark Sewell                       12,000                   3.75%               $5.00          April 30, 2009

             Sandra J. Garcia                  12,000                   3.75%               $5.00          April 30, 2009

             Joseph Lechman                    12,000                   3.75%               $5.00          April 30, 2009



         Following the option grants in May 1999 all shares of common stock reserved for issuance under our 1998 equity incentive program have been granted. No additional options will be available under the equity incentive program except to the extent that currently issued options do not vest or are forfeited.

                              CERTAIN TRANSACTIONS


SHARE PURCHASE AGREEMENT - MINORITY STOCKHOLDER



         In March 1996, Pacific Softworks agreed with a former officer, director and principal stockholder to a buyout of his employment agreement and Glenn P. Russell agreed to purchase all of that former officer's shares of common stock of Pacific Softworks. Pacific Softworks and that former officer also entered into a consulting agreement and that former officer agreed not to compete with Pacific Softworks. Pacific Softworks paid the former officer $314,286 for each of 1997 and 1998. As of May 1999 the balance of our payments due to this former officer under these agreements is approximately $131,000. This amount is payable in equal monthly installments through September 1999. Our agreement with this former stockholder restricts us from making any distributions to stockholders, other than those necessary for tax liabilities resulting from corporate earnings during the time we were an S corporation. Our obligations to the former stockholder are secured by substantially all of the outstanding shares of common stock of Pacific Softworks owned by Glenn P. Russell and all assets of Pacific Softworks.


TRANSACTIONS WITH AFFILIATE

         LOAN FROM AFFILIATE


         In December 1998, Luke Systems International, a company controlled by the spouse of Glenn P. Russell, loaned Pacific Softworks $100,000 interest free. In March 1999, Pacific Softworks repaid the loan.


         RENTAL OF PREMISES TO AFFILIATE


         We rent a portion of our premises to a company affiliated with our chief executive officer. We believe the terms of occupancy to be favorable to us. We expect this affiliated company to relocate to other premises in or around the middle of 1999.


         Pacific Softworks believes that the transactions set forth above were made on terms no less favorable to Pacific Softworks than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be made on terms no less favorable to Pacific Softworks than could be obtained from unaffiliated third parties.

INDEMNIFICATION

         Our articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California General Corporation Law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.


         Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify these officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.



         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and control persons of Pacific Softworks under the provisions described above, or otherwise, Pacific Softworks has been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is unenforceable.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of the units offered by this prospectus, by:


         - each person who is known by Pacific Softworks to own beneficially more than 5% of our outstanding common stock,



         -        each of our executive officers and directors, and



         -        all executive officers and directors as a group.



         Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock shown. The address of each person is 703 Rancho Conejo Boulevard, Newbury Park, California 91320.



                                                                 Percentage of
                                             Number of         Shares Outstanding
                                              Shares        -----------------------
Name and Address of                        Beneficially       Before         After
Beneficial Owner                              Owned         Offering       Offering
----------------                              -----         --------       --------
Glenn P. Russell ..................         3,000,000         90.91%         73.17%
William E. Sliney .................                 *             *              *
Chaim Kaltgrad ....................                 *             *              *
Mark Sewell .......................            70,000          2.08           1.68
Sandra J. Garcia ..................            70,000          2.08           1.68
Robert G. J. Burg II ..............            15,000             *              *
Wayne T. Grau .....................            15,000             *              *
Reuben Sandler, Ph.D ..............            15,000             *              *
Joseph Lechman ....................                 *             *              *
All directors and executive
  officers as a group (9 persons) .         3,185,000         91.39%         74.33%



         The table above includes shares of common stock issuable upon exercise of options granted to two officers and to each of our three non-employee directors. The table above does not reflect options for the purchase of 30,000 shares of common stock granted in May 1999 to Glenn P. Russell. The table above also does not reflect options for the purchase of 12,000 shares of common stock granted in May 1999 to each of William E. Sliney, Chaim Kaltgrad, Mark Sewell, Sandra J. Garcia and Joseph Lechman. Asterisks in the above table indicate beneficial ownership of less than 1%.

                            DESCRIPTION OF SECURITIES


         The authorized capital stock of Pacific Softworks consists of 50,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.01 par value preferred stock, which Pacific Softworks may issue in one or more series as determined by the board of directors. There currently are 3,300,000 shares of common stock issued and outstanding that are held of record by three stockholders.


UNITS

         Each unit being offered in this prospectus consists of one share of common stock and one warrant. The common stock and warrants are separately transferable. There is currently no trading market for the common stock or warrants of Pacific Softworks, and we can provide no assurance that a trading market will develop in the future.

PREFERRED STOCK


         Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation, and redemption rights superior to those of the common stock.


         The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock of Pacific Softworks and make removal of the board of directors more difficult. No shares of preferred stock are currently issued and outstanding, and Pacific Softworks has no present plans to issue any shares of preferred stock.

COMMON STOCK


         Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Before election of directors, any stockholder may cumulate votes for any candidate, if a stockholder has given notice that he intends to cumulate his votes and if the candidate's name was placed in nomination prior to voting. In cumulative voting, each stockholder is entitled in the election of directors to one vote for each voting share held by him multiplied by the number of directors to be elected. Each stockholder may cast all of those votes for a single nominee for director or he may distribute those votes among any two or more nominees as the stockholder deems appropriate.


         Holders of outstanding shares of common stock are entitled to those dividends declared by the board of directors out of legally available funds and, in the event of liquidation, dissolution or winding up of the affairs of Pacific Softworks, holders are entitled to receive, pro rata, the net assets of Pacific Softworks available to the common stockholders. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.


         The shares of common stock outstanding before this offering are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities generally cannot be resold without registration or an exemption from registration.


WARRANTS


         Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.50 for a period of 24 months from the date of this prospectus, subject to our redemption rights described below. The warrants will be issued under the terms of a warrant agreement between Pacific Softworks and American Securities Transfer & Trust, Incorporated as warrant agent. Pacific Softworks has authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 800,000 shares of common stock of Pacific Softworks. If the underwriter's over-allotment option relating to the warrants is exercised, the warrants are exercisable to purchase a total of 920,000 shares of common stock.



         The warrant exercise price and the number of shares of common stock that may be purchased upon exercise of the warrants are subject to adjustment should any of the following events occur:



         -        a stock dividend on the common stock,



         -        a subdivision of the common stock,



         -        a recapitalization of the common stock,



         -        a reorganization of the common stock, or



         - a merger or consolidation of Pacific Softworks with or into another corporation or business entity.


         Commencing 30 days from the date of this prospectus and until the expiration of the warrants, Pacific Softworks may redeem outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.05 per warrant. This right to redeem outstanding warrants is conditioned upon the closing bid price of the common stock equaling or exceeding $8.00 per share for 15 consecutive trading days. We must provide the redemption notice not more than five business days after conclusion of the 15 consecutive trading days in which the closing bid price of the common stock equals or exceeds $8.00 per share.


         In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in our notice. If any warrant called for redemption is not timely exercised, that warrant will no longer be exercisable and the holder of that warrant will be entitled to the redemption price.



         Pacific Softworks must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants for a holder to exercise the warrants or for the warrants to be redeemed by Pacific Softworks. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrantholders reside. We intend to use our best efforts to keep the registration statement incorporating this prospectus current, but we can give no assurance that the registration statement (or any other registration statement we filed covering shares of common stock underlying the warrants) can be kept current. If the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be deprived of any value.



         Pacific Softworks is not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments under anti-dilution provisions. Pacific Softworks will pay to holders of fractional interests an amount equal to the cash value of their fractional interests based upon the then-current market price of a share of common stock.



         Warrants may be exercised upon surrender of the certificate representing those warrants on or before their expiration date (or earlier redemption date) at the offices of the warrant agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price by check payable to the order of Pacific Softworks for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.


         The warrants do not confer upon the warrantholder any voting or other rights of a stockholder of Pacific Softworks. Upon notice to the warrantholders, Pacific Softworks has the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent Pacific Softworks exercises this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in control of Pacific Softworks.

ANTI-TAKEOVER PROVISIONS


         Our articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Pacific Softworks. The board of directors of Pacific Softworks is authorized, without action of its stockholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables Pacific Softworks to discourage or to make it more difficult to obtain control of Pacific Softworks by means of a merger, tender offer, proxy contest or otherwise.


TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

         Pacific Softworks has retained American Securities Transfer & Trust, Incorporated to serve as the transfer agent and registrar for the common stock and warrant agent for the warrants.

SHARES ELIGIBLE FOR FUTURE SALE


         On completion of this offering, Pacific Softworks will have 4,100,000 shares of common stock outstanding, assuming no warrants are exercised. If the underwriter's over-allotment option is exercised in full, 4,220,000 shares of common stock will be outstanding. Of these shares, 800,000 shares of common stock sold in this offering and any shares sold by Pacific Softworks upon exercise of the underwriter's over-allotment option will be freely transferable by persons other than "affiliates" of Pacific Softworks as that term is defined under the Securities Act, without restriction or further registration. In addition, 200,000 shares beneficially owned by two persons who are not employees of Pacific Softworks and up to 160,000 shares issuable upon exercise of warrants to purchase units, are being registered concurrently with this offering. These securities may not be sold without the prior written consent of the underwriter for a period of 13 months from the date of this prospectus. These restrictions may be waived by the underwriter, although it has no current intention to do so.



         The remaining 3,100,000 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. All of these shares become eligible for sale under Rule 144 commencing 90 days after the date of this prospectus. Under the terms of the underwriting agreement, the underwriter has required that the shares of common stock owned by officers, directors and the current stockholders may not be sold until at least 13 months from the date of this prospectus without the underwriter's prior written consent.



         In general, under Rule 144, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to sale limitations, notice requirements and the availability of current public information about Pacific Softworks. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell those shares at any time under Rule 144(k) without regard to the limitations described above. In addition to the shares of common stock that are currently outstanding, a total of 320,000 shares of common stock have been reserved for issuance upon exercise of options granted under the equity incentive program.



         Pacific Softworks is unable to estimate the number of shares that may be sold in the future by the existing holders of shares of our common stock or holders of options or warrants that are outstanding or the effect, if any, that sales of shares of common stock by these persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by these persons could adversely affect the then prevailing market prices of the common stock and warrants.



         Pacific Softworks, its directors, executive officers and other stockholders have agreed with the underwriter that they will not sell any common stock without the prior consent of the underwriter for a period of 13 months from the date of this prospectus, except that Pacific Softworks may, without this consent, grant options and issue shares under its equity incentive program. The underwriter has no current intention to waive or shorten the lock-up arrangements.



         Pacific Softworks intends to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under outstanding options and our equity incentive program within 180 days after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act. Pacific Softworks intends to register these shares on Form S-8, along with common stock underlying options that have not been issued under our equity incentive program as of the date of this prospectus.



ADDITIONAL WARRANTS TO PURCHASE UNITS

         Pacific Softworks also has issued warrants to purchase 40,000 units to members of Resch Polster Alpert & Berger LLP, special counsel to Pacific Softworks in this offering, and warrants to purchase an additional 40,000 units to two persons who have provided temporary accounting and administrative services to Pacific Softworks. Each of these warrants to purchase units may be exercised at any time over a period of 60 months commencing from the date of this prospectus at a price of $5.25 per unit. These units are identical to the units sold in this offering. Pacific Softworks is also registering these units concurrently with this offering. The underwriter has required all holders of these units to not sell, transfer or convey any shares of common stock or warrants issued upon exercise of these warrants for 13 months after the date of this prospectus except upon consent of the underwriter.



OPTIONS TO GOLENBERG & CO.



         In June 1998, Pacific Softworks agreed to issue options to Golenberg & Co., merchant bankers, if Golenberg & Co. introduces Pacific Softworks to a merger, acquisition or other transaction which is acceptable to Pacific Softworks before June 1999. To date, Golenberg & Co. has not introduced Pacific Softworks to any acceptable merger, acquisition or other transaction. These options would allow Golenberg & Co. the right to purchase up to 10% of the then outstanding capital stock of Pacific Softworks. If issued the options will be exercisable for a period of five years commencing from June 1998 for a total exercise price of $400,000. In April 1999 Golenberg & Co. notified us that it was entitled to the options and that Golenberg & Co. would seek arbitration of the dispute under the rules of the American Arbitration Association. We believe there is no merit to the claims of Golenberg & Co. for these options.


                                  UNDERWRITING


         Subject to the terms and conditions of the underwriting agreement, Spencer Edwards, Inc. has agreed to purchase 800,000 units from Pacific Softworks. The underwriter will purchase the units at the price to public less underwriting discounts set forth on the cover page of this prospectus.



         The underwriting agreement provides that the underwriter is committed to purchase all units offered in this offering, other than those covered by the over-allotment option described below, if the underwriter purchases any of these securities.



         The underwriter has advised Pacific Softworks that the underwriter proposes to offer the units directly to the public at the price to public set forth on the cover page of this prospectus, and that it may allow to certain dealers that are members of the National Association of Securities Dealers, Inc., concessions not in excess of $__________. The price to public, concessions and reallowance will not be charged until after the initial public offering is completed. After the initial public distribution of the units is completed, the shares of common stock and warrants will trade separately and their offering prices may change as a result of market conditions. No change in these terms will alter the amount of proceeds to be received by Pacific Softworks as set forth on the cover page of this prospectus. The underwriter has also advised Pacific Softworks that the underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.



         Pacific Softworks has agreed to pay the underwriter a nonaccountable expense allowance of 3% of the aggregate public offering price of the units offered, including units sold on exercise of the over-allotment option. Pacific Softworks paid the underwriter $35,000 before the date of this prospectus as an advance against this nonaccountable expense allowance. Pacific Softworks has also agreed to pay all expenses in connection with qualifying the units for sale under the laws of various states designated by the underwriter.



         Pacific Softworks has granted the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to 120,000 additional units at the same price as the initial units offered. The underwriter may purchase the units solely to cover over-allotments, if any, in connection with the sale of the units offered in the offering. If the underwriter fully exercises its over-allotment option, the total public offering price, underwriting discounts and proceeds to Pacific Softworks will be $4,830,000, $483,000 and $4,347,000, respectively.



         The underwriter may engage in over-allotment, stabilizing transactions and covering transactions. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and covering transactions may cause the price of the common stock or warrants to be higher than they would otherwise be in the absence of these transactions.



         Neither Pacific Softworks nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or warrants. In addition, neither Pacific Softworks nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.



         Our officers, directors and stockholders have agreed not to offer, sell or otherwise dispose of any shares of common stock or derivative securities of Pacific Softworks for a period of 13 months after the date of this prospectus without the prior written consent of the underwriter. The underwriter has agreed that Pacific Softworks may file an S-8 registration statement 180 days after the date of this prospectus registering common stock underlying outstanding options and options to be granted under the equity incentive program. However, sales of common stock so registered:



         - may not exceed an aggregate of 25,000 shares until expiration of the 13 month lockup arrangement, and



         - may only be made by persons not serving as officers or directors of Pacific Softworks.



The underwriter has no present intention to waive or shorten the period of the lock-up arrangements.



Pacific Softworks will sell to the underwriter on completion of the offering, for a total purchase price of $100, the underwriter's option for the purchase of units entitling the underwriter or its assigns to purchase one unit for each 10 units sold to the public (excluding the units sold in the over-allotment option). The underwriter's option will be exercisable on the date of this prospectus and will expire five years from that date. For each warrant included in the units underlying the underwriter's option, the underwriter will be able to purchase one share of common stock at an exercise price of $7.50 per share during the exercise period of these warrants. The rights and attributes of these warrants issuable to the underwriter are identical to the warrants included in the units sold in the offering. The exercise price of the underwriter's option to purchase units is 120% of the public offering price or $6.30 per unit.



         Pacific Softworks will set aside and at all times have available a sufficient number of securities to be issued upon exercise of the underwriter's option. The underwriter's option and underlying securities will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the underwriter, selling group members, and their officers, employees or partners. Thereafter, the underwriter's option and underlying units will be transferable provided that transfers are made in accordance with the provisions of the Securities Act. Pacific Softworks has agreed, at the request of the underwriter, to register the common stock included in the units and underlying the warrants included in the units issuable upon exercise of the underwriter's option.



         For a period of three years from the date of this prospectus, the underwriter has a preferential right to purchase for its account or to sell for the account of Pacific Softworks (or any successors), or any subsidiaries of Pacific Softworks, any securities with respect to which any of them may seek to sell, publicly or privately, for cash other than transactions with a lending institution.



         Pacific Softworks and the underwriter have entered into a non-exclusive agreement which provides that, if the underwriter arranges for the purchase or sale of substantially all of the assets of Pacific Softworks, or for a merger, consolidation or acquisition accepted by Pacific Softworks during the five-year period commencing on the date of this prospectus, the underwriter will receive a fee based on a sliding scale ranging from 5% of the first $1 million of consideration and decreasing to 3% of consideration in excess of $2 million.



         Pacific Softworks and the underwriter have entered into an agreement which provides that for a period of three years from the date of this prospectus, all public sales of our securities by officers, directors and principal stockholders of Pacific Softworks at the time of this prospectus shall be effected through or with the underwriter on an exclusive basis, provided that the underwriter offers the best price reasonably available. In addition, for a period of three years starting two years from the date of this prospectus, in the case of private transactions in our common stock, these selling security holders must offer the underwriter the exclusive opportunity to purchase or sell the common stock on terms at least as favorable as the selling security holder can obtain elsewhere.



         For a period of five years after the date of this prospectus, the underwriter has the right to have an observer attend meetings of our board of directors. This observer will be reimbursed for expenses incurred in attending any meeting.



         Before this offering, there was no public market for our securities. The public offering price of the units and the exercise price of the warrants were determined by arms-length negotiation between Pacific Softworks and the underwriter. There is no direct relation between the offering price of the units and the assets, book value or net worth of Pacific Softworks. Among the factors considered by Pacific Softworks and the underwriter in pricing the units and in determining the exercise price of the warrants were the results of operations, the current financial condition and future prospects of Pacific Softworks, the experience of management, the amount of ownership to be retained by present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to Pacific Softworks.

         In connection with this offering, Pacific Softworks and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and if indemnification is unavailable or insufficient, Pacific Softworks and the underwriter have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.



                                  LEGAL MATTERS



         The validity of the securities offered hereby will be passed on for Pacific Softworks by Resch Polster Alpert & Berger LLP, Los Angeles, California. Members of Resch Polster Alpert & Berger LLP own warrants to acquire a total of 40,000 units. Certain legal matters in connection with the offering will be passed on for the underwriter by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.


                                     EXPERTS

         Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, have audited the consolidated financial statements of Pacific Softworks for the years ended December 31, 1996, 1997 and 1998, as set forth in their report, which is included in this prospectus. Pacific Softworks consolidated financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                     Page
                                                                                     ----
Report of Merdinger, Fruchter, Rosen & Corso, P.C., Independent Auditors             F-1

Consolidated balance sheets as of December 31, 1997 and 1998 and March 31, 1999
     (Unaudited)                                                                     F-2

Consolidated statements of operations for the years ending December 31, 1996,
1997 and 1998 and the three months period ended March 31, 1998 and 1999
(Unaudited)                                                                          F-3

Consolidated statements of comprehensive income for the years ending
December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and
1999 (Unaudited)                                                                     F-4

Consolidated statements of stockholders' equity.                                     F-5

Consolidated statements of cash flows for the years ending December 31, 1996,
1997 and 1998 and the three months ended March 31, 1998 and 1999
(Unaudited)                                                                          F-6

Notes to Consolidated Financial Statements                                           F-7


                          INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS
PACIFIC SOFTWORKS, INC. AND SUBSIDIARY

We have audited the accompanying consolidated balance sheets of PACIFIC SOFTWORKS, INC. AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACIFIC SOFTWORKS, INC. AND SUBSIDIARY as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                               MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                               Certified Public Accountants



Los Angeles, California
January 29, 1999, except
for Note 14 as to which the
date is March 15, 1999

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS





                                                                                        December 31,              March 31,
                                                                                      1997          1998            1999
                                                                                  -----------    -----------    -----------
                                                                                                               (Unaudited)
ASSETS
Current assets
      Cash                                                                        $   624,952    $   224,031    $   460,907
      Accounts receivable, net of allowance for doubtful accounts of $36,400,
        $86,400 and $86,400                                                           337,690        268,902        442,091
      Related party receivable                                                             --         43,000             --
      Other receivable                                                                  2,125             --         25,000
      Prepaid expenses                                                                 36,112         15,523         15,523
                                                                                  -----------    -----------    -----------
           Total current assets                                                     1,000,879        551,456        943,521
                                                                                  -----------    -----------    -----------

Fixed assets, net of accumulated depreciation and amortization of $311,204,
   $348,761 and $362,221                                                               69,158         82,196         95,464
                                                                                  -----------    -----------    -----------

Other assets
      Trademark                                                                         1,034          1,188          1,188
      Security deposit                                                                     --          8,486          9,025
      Deferred offering costs                                                              --             --        281,541
                                                                                  -----------    -----------    -----------
                                                                                        1,034          9,674        291,754
                                                                                  -----------    -----------    -----------
           Total assets                                                           $ 1,071,071    $   643,326    $ 1,330,739
                                                                                  ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
      Accounts payable and accrued expenses                                       $   219,027    $   180,469    $   388,069
      Related party payable                                                                --        103,705             --
      Accrued taxes payable                                                            20,601         21,705          9,357
      Customer deposits                                                                    --         23,100             --
                                                                                  -----------    -----------    -----------
           Total current liabilities                                                  239,628        328,979        397,426
                                                                                  -----------    -----------    -----------

Deferred revenue                                                                      140,811        106,874        113,874
                                                                                  -----------    -----------    -----------

Commitments and contingencies                                                              --             --             --

Minority interest

Stockholders' equity
      Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares
        issued and outstanding                                                             --             --             --
      Common stock, $.001 par value; 50,000,000 shares authorized, 3,200,000,
        3,200,000 and 3,300,000 shares issued and outstanding                           3,200          3,200          3,300
      Additional paid-in capital                                                      174,658        174,658        874,558
      Retained earnings (deficit)                                                     492,212         18,452        (41,013)
      Cumulative adjustment for currency translation                                   20,562         11,163        (17,406)
                                                                                  -----------    -----------    -----------
           Total stockholders' equity                                                 690,632        207,473        819,439
                                                                                  -----------    -----------    -----------

           Total liabilities and stockholders' equity                             $ 1,071,071    $   643,326    $ 1,330,739
                                                                                  ===========    ===========    ===========




The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS






                                                           Years Ended December 31,               Three Months Ended March 31,
                                                      1996            1997           1998            1998            1999
                                                   -----------    -----------     -----------     -----------     -----------
                                                                                                          (Unaudited)
Net revenue:
      Sales                                        $ 3,123,893    $ 2,929,536     $ 2,479,589     $   679,092     $   713,059
      Royalties and other                              564,217        380,248         307,808          16,987          58,591
                                                   -----------    -----------     -----------     -----------     -----------
           Total                                     3,688,110      3,309,784       2,787,397         696,079         771,650
Cost of revenue -
      Purchases and royalty fees                        96,576        116,311         100,336          27,843          30,336
                                                   -----------    -----------     -----------     -----------     -----------
Gross profit                                         3,591,534      3,193,473       2,687,061         668,236         741,314
                                                   -----------    -----------     -----------     -----------     -----------

Expenses:
      Selling, general and administrative            2,257,560      2,110,038       1,936,117         386,447         380,815
      Research and development                         632,811        834,049         851,568         213,703         323,824
      Depreciation and amortization                     72,415         64,195          58,850          14,713          13,460
      Former officer's consulting and
        administrative expense                         235,714        314,286         314,286          82,680          82,680
                                                   -----------    -----------     -----------     -----------     -----------
           Total expenses                            3,198,500      3,322,568       3,160,821         697,543         800,779
                                                   -----------    -----------     -----------     -----------     -----------
Income (loss) before income taxes                      393,034       (129,095)       (473,760)        (29,307)        (59,465)
Income tax expense                                          --             --              --              --              --
                                                   -----------    -----------     -----------     -----------     -----------
Net income (loss)                                  $   393,034    $  (129,095)    $  (473,760)    $   (29,307)    $   (59,465)
                                                   ===========    ===========     ===========     ===========     ===========
Net income (loss) per share - Basic and diluted    $      0.12    $     (0.04)    $     (0.14)    $     (0.01)    $     (0.02)
                                                   ===========    ===========     ===========     ===========     ===========
Weighted average number of shares outstanding        3,340,000      3,340,000       3,340,000       3,340,000       3,378,888
                                                   ===========    ===========     ===========     ===========     ===========




The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME





                                                                                            Three Months Ended
                                                  For the Years Ended December 31,              March 31,
                                                  1996          1997         1998           1998          1999
                                                ---------    ---------     ---------     ---------     ---------
                                                                                               (Unaudited)
Net income (loss)                               $ 393,034    $(129,095)    $(473,760)    $ (29,307)    $ (59,465)
Other comprehensive income (loss)
     Foreign currency translation adjustment       19,219       49,946        (9,399)      (39,979)      (28,569)
                                                ---------    ---------     ---------     ---------     ---------
Comprehensive income (loss)                     $ 412,253    $ (79,149)    $(483,159)    $ (69,286)    $ (88,034)
                                                =========    =========     =========     =========     =========









The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                                                   Cumulative
                                                                                                     Foreign
                                            Common Stock             Additional                      Currency         Total
                                       -----------------------       Paid - in       Retained      Translation     Stockholders'
                                         Shares         Amount        Capital        Earnings       Adjustment        Equity
                                       ---------      ---------      ---------      ---------       ----------      -----------
Balance, January 1, 1996               3,200,000      $   3,200      $ 174,658      $ 228,273       $ (48,603)      $ 357,528
Foreign currency translation
 adjustment                                   --             --             --             --          19,219          19,219
Net income                                    --             --             --        393,034              --         393,034
                                       ---------      ---------      ---------      ---------       ---------       ---------
Balance, December 31, 1996             3,200,000          3,200        174,658        621,307         (29,384)        769,781
Foreign currency translation
  adjustment                                  --             --             --             --          49,946          49,946
Net loss                                      --             --             --       (129,095)             --        (129,095)
                                       ---------      ---------      ---------      ---------       ---------       ---------
Balance, December 31, 1997             3,200,000          3,200        174,658        492,212          20,562         690,632
Foreign currency translation
  adjustment                                  --             --             --             --          (9,399)         (9,399)
Net loss                                      --             --             --       (473,760)             --        (473,760)
                                       ---------      ---------      ---------      ---------       ---------       ---------
Balance, December 31, 1998             3,200,000          3,200        174,658         18,452          11,163         207,473
Private placement of common stock        100,000            100        499,900                                        500,000
Warrants issued in connection
  with offering                               --             --        200,000             --              --         200,000
Foreign currency translation
  adjustment                                  --             --             --             --         (28,569)        (28,569)
Net loss                                      --             --             --        (59,465)             --         (59,465)
                                       ---------      ---------      ---------      ---------       ---------       ---------
Balance, March 31, 1999                3,300,000      $   3,300      $ 874,558      $ (41,013)      $ (17,406)      $ 819,439
                                       =========      =========      =========      =========       =========       =========




The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                                                           Three Months Ended
                                                                  For the Years Ended December 31,             March 31,
                                                                 1996          1997          1998         1998          1999
                                                              ---------     ---------     ---------     ---------     ---------
                                                                                                              (Unaudited)
Cash flows from operating activities:
      Net income (loss)                                       $ 393,034     $(129,095)    $(473,760)    $ (29,307)    $ (59,465)
      Adjustments to reconcile net income
      (loss) to net cash provided by operating activities:
           Depreciation and amortization                         72,415        64,195        58,850        14,713        13,460
           Bad debts                                                 --            --        50,000            --            --
      (Increase) decrease in assets:
           Accounts receivable                                 (247,081)      305,048        18,788      (148,758)     (173,189)
           Related party receivable                                  --            --       (43,000)           --        43,000
           Other receivables                                    (23,216)       22,152         2,125         2,125       (25,000)
           Prepaid expenses                                     (16,600)       10,990        20,589         5,512            --
           Deposits and trademark                                   458           392        (8,486)          (91)         (539)
      Increase (decrease) in liabilities:
           Accounts payable and accrued expenses                 87,710       (44,532)      (38,558)       32,014      (207,600)
           Related party payable                                     --            --         3,705            --        (3,705)
           Accrued taxes payable                                  1,867        13,771         1,104       (12,796)      (12,348)
           Customer deposits                                         --            --        23,100            --       (23,100)
           Deferred revenue                                      63,898        43,646       (33,937)           --         7,000
                                                              ---------     ---------     ---------     ---------     ---------
      Net cash provided by (used in) operating activities       332,485       286,567      (419,480)     (136,588)      (26,286)
                                                              ---------     ---------     ---------     ---------     ---------
Cash flows used for investing activities:
      Acquisition of fixed assets                               (14,493)      (19,903)      (71,888)       (6,421)      (27,982)
                                                              ---------     ---------     ---------     ---------     ---------
Cash flows from financing activities:
      Private placement of common stock                              --            --            --            --       500,000
      Acquisition of stock in subsidiary                         (5,743)       (5,555)       (5,500)       (5,500)           --
      Proceeds of borrowings                                         --            --       150,000            --            --
      Repayment of borrowings                                  (200,000)           --       (50,000)           --      (100,000)
      Deferred offering costs                                        --            --            --            --       (81,541)
                                                              ---------     ---------     ---------     ---------     ---------
      Net cash (used) provided by financing activities         (205,743)       (5,555)       94,500        (5,500)      318,459
                                                              ---------     ---------     ---------     ---------     ---------
Effect of exchange rate changes on cash                          25,114        55,501        (4,053)      (13,917)      (27,315)
                                                              ---------     ---------     ---------     ---------     ---------
Net increase (decrease) in cash                                 137,363       316,610      (400,921)     (162,426)      236,876
Cash - Beginning                                                170,979       308,342       624,952       624,952       224,031
                                                              ---------     ---------     ---------     ---------     ---------
Cash - Ending                                                 $ 308,342     $ 624,952     $ 224,031     $ 462,526     $ 460,907
                                                              =========     =========     =========     =========     =========
Supplemental cash flow information:
      Cash paid during the year for -
      Interest                                                $      42     $      --     $     482     $      --     $      --
                                                              =========     =========     =========     =========     =========
Supplemental non-cash financing activities:
       During the period ended March 31, 1999, warrants
       valued at $200,000 were issued in connection with the
       public offering.




The accompanying notes are an integral part of the financial statements.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 1 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



                Nature of Operations

                Pacific Softworks, Inc., incorporated in California in November 1992, develops and licenses Internet and Web related software and software development tools. Its products enable Internet and Web based communications, based on a set of rules known as protocols, and are embedded into systems and "information appliances" developed or manufactured by others. Information appliances are Internet connected versions of everyday products such as telephones, televisions, fax machines and other digitally based devices. Its operations are conducted principally from its offices in Southern California, and it maintains sales offices in England and Japan.


                Basis of Consolidation

                The consolidated financial statements include the accounts of Pacific Softworks, Inc. ("PSI") and its wholly owned subsidiary, Network Research Corp. Japan, Ltd. ("NRC"). Accordingly, all references herein to PSI or the "Company" include the consolidated results of its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.


                In January of 1998, PSI purchased the remaining 21% of NRC stock held by a third party, to increase its holdings to 100%. The purchase price was $5,000. The acquisition has been accounted for as a purchase.


                All of NRC's operations and assets are located in the country of Japan.


                Cash and Cash Equivalents

                The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.


                Revenue Recognition


                The Company is engaged primarily as a developer and licensor of software and generates revenue primarily from the one-time sales of licensed software. Generally, revenue is recognized upon shipment of the licensed software. For multiple element license arrangements, the license fee is allocated to the various elements based on fair value. When a multiple element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to each function is recognized ratably over the term of the arrangement.



                Use of Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 1 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


                Depreciation and Amortization

                Furniture, fixtures and equipment are stated at cost and depreciated using both the straight-line and double declining balance methods over their estimated useful lives, generally five to seven years. Purchased computer software costs have been amortized over five years.

                The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.


                Fair Value of Financial Instruments

                The Company's financial instruments consist of cash, accounts receivable, accounts payable and short-term debt. The carrying amounts of cash, accounts receivable, accounts payable and short-term debt approximate fair value due to highly liquid nature of these short-term instruments.


                Long-Lived Assets

                Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount of fair value less cost to sell.


                Income Taxes

                The Company has been a subchapter S corporation. Income is passed through to the stockholders who pay personally their share of the applicable taxes. Therefore, no provision for income taxes is made at December 31, 1996, 1997 and 1998. (See
                Note 14).


                Subsequent to the termination of the Company's S Corporation election, provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed SFAS No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.



                Translation of Foreign Currency

                The Company translates the foreign currency financial statements of its foreign subsidiary in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in determining net income.


                Concentration of Credit Risk

                The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS




NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


                Advertising Costs

                Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received.


                Per Share of Common Stock

                In February 1997, the Financial Accounting Standards Board issued a new statement titled "Earnings Per Share" (SFAS No.
                128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior-period earnings per share data presented has been restated to conform with the provisions for SFAS No. 128.

                Per share amounts have been computed based on the average number of shares of common stock outstanding during each period. In connection with the Company's proposed initial public offering ("IPO"), stock options issued for consideration below the IPO per share price during the twelve months before the filing of the registration statement are considered to be similar to a stock dividend or stock split and have been included in the calculation of shares of common stock outstanding for all periods presented.


                Stock Based Compensation

                The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. See Note 10 for proforma disclosure of net income and earnings per share under the fair value method of accounting for stock-based compensation as proscribed by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123.


                Comprehensive Income

                In June 1997, the Financial Accounting Standards Board issued a new statement titled "Reporting Comprehensive Income" (SFAS No.
                130). This statement is effective for both interim and annual periods beginning after December 15, 1997. This statement uses the term "comprehensive income" to describe the total of all components of comprehensive income, including net income. This statement uses the term "other comprehensive net income" to refer to revenues, expenses, gains or losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.



                Interim Financial Information



                The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary to fairly state the Company's financial position, the results of its operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results for the entire fiscal year ending December 31, 1999.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS




NOTE 2 -        FIXED ASSETS


                Fixed assets consist of the following:





                                                             December 31,                             March 31,
                                               ----------------------------------------        ------------------------
                                                 1996            1997            1998            1998            1999
                                               --------        --------        --------        --------        --------
Furniture, fixtures and equipment              $124,764        $144,533        $216,421         150,954         243,149
Computer software                               235,829         235,829         214,536         235,829         214,536
                                               --------        --------        --------        --------        --------
                                                360,593         380,362         430,957         386,783         457,685

Less: accumulated depreciation and
 amortization                                   247,143         311,204         348,761         325,917         362,221
                                               --------        --------        --------        --------        --------

Fixed assets - net                             $113,450        $ 69,158        $ 82,196          60,866          95,464
                                               ========        ========        ========        ========        ========

Depreciation expense recorded in
 the statement of operations                   $ 25,647        $ 19,348        $ 30,243        $  7,563        $ 13,460
                                               ========        ========        ========        ========        ========

Unamortized computer software costs            $ 71,514        $ 28,607        $     --        $ 21,457        $     --
                                               ========        ========        ========        ========        ========

Amortization of computer software costs        $ 46,768        $ 42,907        $ 28,607        $  7,150        $     --
                                               ========        ========        ========        ========        ========



NOTE 3 -        DEFERRED REVENUE

                The Company provides technical support for its products, usually over a twelve-month term. Revenue is recognized as earned on a straight-line basis

NOTE 4 -        RELATED PARTY TRANSACTIONS

                a) As of December 31, 1998, the Company has advanced funds to its principal stockholder in the amount of $43,000. The advances bear no interest and are repayable upon demand. (See Note 14).

                b) As of December 31, 1998, the Company has received advances from a company controlled by the spouse of the principal stockholder of PSI. The advances totaled $103,705. The advances bear no interest and are repayable upon demand. (See Note 14).

                c) The company mentioned in item (b) above also occupies space in premises leased by PSI. The Company believes that the terms of occupancy are no less favorable than those that could be obtained from unaffiliated third parties. This party is expected to relocate during the first half of 1999.

                d) The principal stockholder of the Company has personally guaranteed any advances made to the Company pursuant to a line of credit provided by Bank of America. Total availability under the line is $250,000. No advances were outstanding as of December 31, 1998.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 5 -        CAPITAL STOCK

        a) The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01. Preferred shares may be issued from time to time in one or more series. The number of shares in each series and the designation of each series to be issued shall be determined from time to time by the board of directors of the Company.

        b) On January 30, 1998, the Company increased the number of shares of common stock it is authorized to issue from 1,000,000 shares to 50,000,000 shares. In June of 1998, the Company effected a stock split and subsequently effected a reverse stock split. The net result of these two stock transactions was an effective
                6.27205 shares for one stock split, increasing the outstanding shares from 510,200 to 3,200,000.


                All references in the accompanying financial statements to the number of shares of common stock and per-share amounts for 1996, 1997,1998 and 1999 have been restated to reflect the effective stock split.


NOTE 6 -        STOCK PLAN

                On April 17, 1998, the Company adopted the 1998 Equity Incentive Program (the "Plan"). The Plan provides for the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Non-Statutory Stock Options, (iii) Stock Appreciation Rights,
                (iv) Stock Bonuses, and (v) Rights to acquire Restricted Stock. Persons eligible to receive Stock Awards are the employees, directors and consultants of the Company and its Affiliates, as defined. Incentive Stock Options may be granted only to employees. Stock awards other than Incentive Stock Options may be granted to all eligible persons.

                The maximum term of any options granted is ten years. Vesting requirements may vary, and will be determined by the board of directors.

                The number of shares reserved for issuance under the Plan is 320,000 shares. (See Note 10).

NOTE 7 -        ADVERTISING COSTS


                Advertising costs incurred and recorded as expense in the statement of operations were $222,051, $263,912 and $213,670 for the years ended December 31, 1996, 1997 and 1998, respectively, and were $59,259 and $43,999 for the three months ended March 31, 1998 and 1999, respectively.


NOTE 8 -        INTEREST COSTS

                Interest costs incurred were $42, ($43) and $6,004 in 1996, 1997 and 1998, respectively, all of which were charged to operations.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 9 -        INCOME TAXES AND S CORPORATION STOCKHOLDER DISTRIBUTIONS


        a)      S Corporation Election


                Effective January 1, 1995, the Company, with the consent of its stockholders, elected under the Internal Revenue Code to be an S corporation. For 1996, 1997 and 1998, the stockholders of the Company were taxed on their proportional share of the corporation's taxable income, or deducted personally any corporate losses. Therefore, no provision or liability or carry-forward loss for federal income taxes has been included in these financial statements.



        b)      Distributions

                The Company has paid no distributions to its stockholders.


        c)      Tax Provision

                As a result of the Company's tax status as an S Corporation, operating results as presented in the accompanying consolidated financial statements do not include a provision for income taxes for the years ended December 31, 1996, 1997 and 1998.


        d)      Proforma Income Taxes

                Proforma income taxes (benefit), assuming that the Company had not been an S Corporation in each of the periods presented, are as follows:


                                  1996             1997              1998
                               ---------        ---------         ---------
                Federal        $  90,410        $   3,100         $ (93,510)
                State             28,174            2,500           (30,674)
                               ---------        ---------         ---------
                               $ 118,584        $   5,600         $(124,184)
                               =========        =========         =========



NOTE 10 -       STOCK OPTIONS

        a) The Company has granted certain non-statutory options to purchase shares of Common Stock to two employees. Each option is for 70,000 shares at an exercise price of $1.25 per share. The options vest on January 1, 1999 and expire June 25, 2008.


        b) In 1999, the company granted certain non-statutory option to purchase shares of Common Stock to three directors. Each option is for 15,000 shares at an exercise price of $5.00 per share. The options vest immediately and expire in 2008.



        c) Plan and non-plan stock option activity is summarized as follows:




                                                                                   December 31,                          March 31,
                                                               -------------------------------------------------        -----------
                                                                   1996               1997              1998               1999
                                                               -----------        -----------        -----------        -----------
                Outstanding at beginning of period                      --                 --                 --            140,000
                Options granted at an exercise price of
                 $5.00 per share                                        --                 --                 --             45,000
                Options granted at an exercise price of
                 $1.25 per share                                        --                 --            140,000                 --
                                                               -----------        -----------        -----------        -----------
                Outstanding at end of period                            --                 --            140,000            185,000
                                                               ===========        ===========        ===========        ===========
                Exercisable at end of period                            --                 --                 --            185,000
                                                               ===========        ===========        ===========        ===========
                Weighted average exercise price of
                 options outstanding                           $        --        $        --        $      1.25        $      2.16
                                                               ===========        ===========        ===========        ===========
                Weighted average remaining contractual
                 life of options outstanding                            --                 --        9 1/2 years        9 1/2 years

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 10 -       STOCK OPTIONS (continued)


                The Company accounts for its stock option transactions under the provisions of APB No. 25. The following proforma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the period ended December 31, 1998 has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.5%, life of options of 10 years, and expected dividend yield of 0%. The fair value of each option granted during the period ended March 31, 1999 has been estimated with the following assumptions: risk free interest rate of 5.5%, life of options of 10 years and expected dividend yield of 0%. Under these assumptions, the weighted average fair value of options granted during the periods ending December 31, 1998 and March 31, 1999 was $0.52 and $2.09, respectively. Accordingly, the Company's proforma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:




                                                 Year Ended             Three Months Ended
                                              December 31, 1998           March  31, 1999
                                              -----------------         ------------------
                Net Loss                         $  (546,560)               $   (67,298)
                Net Loss Per Share               $     (0.16)               $     (0.02)



NOTE 11 -       SEGMENTED INFORMATION

                The Company's assets are located principally in the United States. Product sales are to the following geographic areas:



                                                                      Years Ended                     Three Months Ended
                                                                      December 31,                         March 31,
                                                            --------------------------------          ------------------
                                                            1996          1997          1998          1998          1999
                                                            ----          ----          ----          ----          ----
                    United States and the Americas           50%           50%           43%           59%           44%
                    Europe and the United Kingdom            17%           35%           40%           38%           42%
                    Asia and Australia                       27%           15%           17%            3%           14%


NOTE 12 -       EARNINGS PER SHARE

                Stock options issued with an exercise price below the IPO purchase price during the twelve months before the filing of the registration statement have been included in the calculation of shares of common stock outstanding as if they had been outstanding for all periods presented. The amount of such shares included in earnings per share calculations totals 140,000.


NOTE 13 -       COMMITMENTS AND CONTINGENCIES


        a) The Company occupies facilities under terms of an operating lease expiring September 15, 2000. Rent expense included in the statement of operations totaled $30,000, $56,100 and $106,592 in 1996, 1997 and 1998, respectively and $823 and $27,676 for the three months ended March 31, 1998 and 1999, respectively. The Company leases an auto under term of an operating lease expiring August 31, 1999. Auto lease expense included in the statement of operations totaled $0, $5,171 and $15,513 in 1996, 1997 and 1998, respectively and $0 and $3,878 for the three months ended March 31, 1998 and 1999, respectively.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 13 -       COMMITMENTS AND CONTINGENCIES

                Future minimum lease payments are as follows:


                    1999           $114,894
                    2000             76,608


        b) The Company maintains a revolving line of credit arrangement with Bank of America. The credit limit under the arrangement is $250,000. Advances, when drawn upon, bear interest at the Bank's Reference Rate plus two percent (9.75% at December 31, 1998). Advances are collateralized by the Company's accounts receivable and inventory and are secured by the personal guaranty of the Company's principal stockholder.

                No advances were outstanding under the line at December 31, 1998.

        c) The Company is obligated to a former officer and 49% stockholder for a consulting agreement, covenant not to compete and buy-out of an employment agreement (collectively, the "Agreement"). The obligation provides for a monthly payment of $26,190.49 over a 42 month period. At December 31, 1998, nine payments remain. In addition to these payments, the Agreement requires that so long as the Company has not paid in full all obligations under the Agreement, it is restricted from making any distributions to stockholders, other than necessary for any tax liability resulting from corporate earnings; is prohibited from issuing securities; is prohibited from paying executive compensation in excess of certain levels; and accelerates payment of obligations under the Agreement if certain corporate income levels are not met. The obligations under the Agreement are secured by substantially all of the outstanding shares of common stock of the Company and all assets of the Company.

                The former officer and stockholder has given his consent to the sale of common stock described in Note 14(c).

        d) In June 1998, the Company agreed, subject to the conditions described below, to issue options to a consultant equal in number to 10% of the Company's then outstanding capital stock. These options will be issued if the consultant introduces the Company to a merger, acquisition or other transaction which is acceptable to the Company before June 1999. To date, the consultant has not introduced any such transaction to the Company. If issued, the options will be exercisable for a period of five years commencing from June 1998 at an exercise price of $1.20 per share.

                     PACIFIC SOFTWORKS, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 14 -       SUBSEQUENT EVENTS

        a) Subsequent to December 31, 1998, the Company paid in full the liability to the related party described in Note 4(b).

        b) Subsequent to December 31, 1998, the related party receivable described in Note 4(a) was repaid.

        c) In February 1999 the Company sold 100,000 units to a single accredited investor at a price of $5.00 per unit for total proceeds of $500,000. Each unit consisted of one share of common stock and one common stock purchase warrant entitling the holder thereof to purchase one share of common stock for two years at an exercise price of $6.00 per share.

        d) As a result of the sale of common stock described in item (c) above, the Company's S Corporation election has been terminated as of February 14, 1999.

        e) In February 1999, the Company entered into a letter of intent with an underwriter in connection with a proposed initial public offering of the Company's securities. The letter of intent relates to the proposed sale by the Company of 800,000 units. Each unit will consist of one share of common stock and one warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $7.50 for a period of two years commencing from the initial issuance. Under the letter of intent, the underwriters will also be granted the right to purchase up to an additional 120,000 units for the sole purpose of covering over-allotments. It is expected that the units will be offered to the public at an offering price of $5.25 per unit.


        f) Warrants to purchase 80,000 units have been issued to certain professionals who have rendered legal, temporary accounting and administrative services to the Company. Each of these warrants to purchase units may be exercised at any time over a period of 60 months commencing from the date of the Company's prospectus at a price of $5.25 per unit. These units are identical to the units to be sold by the Company in the proposed IPO. The warrants have been valued at $200,000.


        g) Upon completion of the IPO, the Company will issue to the representative of the underwriters options to purchase one unit for each 10 units sold to the public. The options will be exercisable commencing one year from the effective date of the registration statement and for a period of four years thereafter. The exercise price of the option is $6.30 per unit.

                                  800,000 Units


                             Pacific Softworks, Inc.


                                 [Company Logo]



                                 Consisting of


                         800,000 shares of common stock


                                      and


                               800,000 warrants.



                              Spencer Edwards, Inc.


                                  May  , 1999



--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------




Until _____, 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the units, common stock and warrants, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS                             Subject to Completion, Dated May __,1999



                         [PACIFIC SOFTWORKS, INC. LOGO]


                                  80,000 UNITS
                 CONSISTING OF 80,000 SHARES OF COMMON STOCK AND
                                 80,000 WARRANTS
                                       AND
                                 200,000 SHARES



           The security holders named in this prospectus may sell for their accounts up to 80,000 units and 200,000 shares of common stock of Pacific Softworks. Each unit consists of one share of common stock and one warrant. The common stock and warrants will trade separately.



           Each warrant allows its holder to purchase for a period of 24 months one share of common stock at a price of $7.50. Pacific Softworks reserves the right to redeem all outstanding warrants at $0.05 per warrant if the closing bid price of our common stock equals or exceeds $8.00 per share for 15 consecutive trading days.



           The securities described in this prospectus are not being sold by any underwriter. Pacific Softworks will not receive any proceeds from the sale of these securities.



           Pacific Softworks expects to list the common stock and warrants on the Nasdaq SmallCap Market under the symbols "PASW" and "PASWW."



           INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6


           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is May ___, 1999

                SALE OF SECURITIES DESCRIBED IN THIS PROSPECTUS.




           The sale of the securities described in this prospectus may be made from time to time in transactions, which may include block transactions by or for the account of the holders, in the over-the-counter market or in negotiated transactions through a combination of these methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.



           A post-effective amendment to the registration statement that includes this prospectus must be filed and declared effective by the Securities and Exchange Commission before a holder may:



           - sell any securities described in this prospectus according to the terms of this prospectus either at a fixed price or a negotiated price, either of which is not the prevailing market price,



           - sell securities described in this prospectus in a block transaction to a purchaser who resells,



           - pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or



           - makes any arrangements, either individually or in the aggregate, that would constitute a distribution of the securities described in this prospectus.



           Information contained in this prospectus, except for the cover page, the back cover page and the information under the heading "Selling Security Holders", is a part of that separate prospectus relating to a concurrent initial public offering by Pacific Softworks. This prospectus contains information, including all information relating to the concurrent underwritten offering and the underwriter, that may not be pertinent to the sale of the securities offered in this prospectus by the holders.



           The securities described in this prospectus may be sold by the holders or their transferees starting on the date of this prospectus. The holders have agreed with Spencer Edwards, Inc. not to sell any of their securities for a period of 13 months from the date of this prospectus without the prior written consent of the underwriter. Sales of these securities may depress the price of the common stock and the warrants in any market that may develop for these securities.

                            SELLING SECURITY HOLDERS




           This prospectus relates to the sale of 80,000 units and 200,000 shares of common stock of Pacific Softworks by the security holders names below. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to buy one share of common stock at a price of $7.50 per share for a period of 24 months starting from the date of this prospectus. Pacific Softworks will not receive any of the proceeds of the sale of the securities by the selling security holders. Pacific Softworks will receive $420,000 upon exercise of all the warrants to purchase units.



           The following tables set forth information regarding the units and shares of common stock owned beneficially as of May ___, 1999 by each selling security holder. The selling security holders are not required, and may choose not, to sell any of their units or shares of common stock. The selling security holders have agreed with Spencer Edwards, Inc. not to sell any of their securities for a period of 13 months from the date of this prospectus without the prior written consent of the underwriter. None of the selling security holders is an officer, director or other affiliate of Pacific Softworks.





                                                         UNITS OWNED PRIOR TO      UNITS BEING          UNITS AFTER
                    NAME OF SELLING UNIT HOLDER               OFFERING               OFFERED              OFFERING
                    ---------------------------          --------------------      -----------          -----------
                    Randall M. Gates                           27,500                  27,500                 --
                    Georgette W. Pagano                        12,500                  12,500                 --
                    Aaron A. Grunfeld                          25,000                  25,000                 --
                    Ronald M. Resch                             2,500                   2,500                 --
                    Lee M. Polster                              2,500                   2,500                 --
                    Peter H. Alpert                             2,500                   2,500                 --
                    Sheldon P. Berger                           2,500                   2,500                 --
                    David Gitman                                2,500                   2,500                 --
                    Nicolas Ramniceanu                          2,500                   2,500                 --
                                                               ------                  ------
                                 Total                         80,000                  80,000                 --
                                                               ======                  ======





                                                         SHARES OWNED PRIOR TO         SHARES BEING          SHARES AFTER
                    NAME OF SELLING STOCKHOLDER                OFFERING                   OFFERED              OFFERING
                    ----------------------------         ---------------------         ------------          ------------
                    John P. McGrain                            140,000                    140,000                  --
                    Georgette W. Pagano                         60,000                     60,000                  --
                                                               -------                    -------
                               Total                           200,000                    200,000                  --
                                                               =======                    =======





                              PLAN OF DISTRIBUTION



           No underwriting arrangements exist as of the date of this prospectus for the selling security holders to sell their securities. Upon being advised of any underwriting arrangements that may be entered into by a selling security holder after the date of this prospectus, Pacific Softworks will prepare a supplement to this prospectus to disclose those arrangements. We anticipate that the selling price for the common stock and warrants will be at or between the "bid" and "asked" prices for these securities, as quoted in the over-the-counter market immediately preceding the sale.



           To the extent that the selling security holders intend to sell their securities directly, through agents, dealers, or Spencer Edwards, Inc., in the over-the-counter market or otherwise, on terms and conditions that they determine at the time of sale or that they determine in private negotiations between buyer and seller, their sales of the shares of common stock and warrants may be made in accordance with this prospectus and under the provisions of Rule 144 adopted under the Securities Act.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


           Section 316 of the California General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.
Article III Section 16 of the registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the California General Corporation Law. The registrant's articles of incorporation provides that, pursuant to California law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the company and its stockholders. This provision in the articles of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Pacific Softworks for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Pacific Softworks has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the registrant's officers and directors with further indemnification to the maximum extent permitted by the California General Corporation Law. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying officers and directors of the registrant against certain liabilities.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


           The following table sets forth the costs and expenses, other than underwriting discounts, payable by Pacific Softworks in connection with the sale of units being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq SmallCap Market listing fee.




         SEC Registration fee ...............................  $  4,144
         NASD fee ...........................................     1,991
         Nasdaq SmallCap Market listing fee..................    10,000
         Printing and engraving expenses* ...................    30,000
         Legal fees and expenses* ...........................    60,000
         Accounting fees and expenses* ......................    40,000
         Blue sky fees and expenses* ........................    20,000
         Transfer agent fees ................................     1,825
         Miscellaneous fees and expenses* ...................     8,500
                                                               --------
         Total ..............................................  $176,460
                                                               ========


         *Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


           The following information relates to all securities sold within the past three years which were not registered under the Securities Act of 1933.



           In February 1999 Pacific Softworks sold 100,000 units to a single accredited investor at a price of $5.00 per unit for total proceeds of $500,000. Each unit consisted of one share of common stock and one common stock purchase warrant entitling the holder of the warrant to purchase one share of common stock for two years at an exercise price of $6.00 per share.



           In February 1999 Pacific Softworks also sold and issued warrants to purchase 40,000 units to members of Resch Polster Alpert & Berger LLP, special counsel to Pacific Softworks in this offering, and warrants to purchase an additional 40,000 units to two persons who have provided temporary accounting and administrative services to Pacific Softworks. Each of these warrants to purchase units may be exercised at any time over a period of 60 months commencing from the date of this prospectus at a price of $5.25. The units issuable upon exercise of these warrants are identical to the units sold in this offering.


           Pacific Softworks issued these securities in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The recipients of securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The certificates evidencing the shares and warrants bear restrictive legends indicating that the shares and warrants were not registered under the Securities Act. No underwriter was involved in any of these transactions.

ITEM 27.  EXHIBITS

(a) Exhibits



Exhibit No.                                 Description
-----------                                 -----------
   1.1           Form of Underwriting Agreement

   1.3           Form of Selected Dealers Agreement

   3.1           Articles of Incorporation of the Registrant, as amended to date

   3.2           Bylaws of the Registrant

   4.2           Specimen Warrant

   4.3           Form of Warrant Agreement

   4.4           Specimen common stock certificate

   4.5           Form of Lock Up Agreement

   4.6           Form of Underwriter's Option for Purchase of Units

   5.1           Opinion of Resch Polster Alpert & Berger LLP**

   10.1          Form of Indemnification Agreements

   10.2          1998 Equity Incentive Program

   10.3          Security and Loan Agreement, dated September 15, 1998 between
                 Bank of America National Trust and Savings Association and
                 Pacific Softworks*

   10.4          Form of Invention Assignment and Proprietary Information
                 Agreement

   10.5 Sublease, dated April 7, 1998 between SHR Perceptual Management and Pacific Softworks for the premises at 703 Rancho Conejo
                 Blvd., Newbury Park, California*

   10.6          Consulting Agreement dated March 8, 1996 between Kenneth
                 Woodgrift and Pacific Softworks*

   10.7          Letter from Pacific Softworks to Glenn Golenberg dated January
                 27, 1999 and Letter from Golenberg & Co, merchant bankers, to
                 Glenn Russell dated June 18, 1998*

   21.1          Subsidiary of the Registrant

   23.1          Consent of Merdinger, Fruchter, Rosen & Corso, P.C.,
                 Independent Auditors

   23.3          Consent of Counsel (contained within Exhibit 5.1)**

   24.1          Power of Attorney (see page II-5)

   27.1          Financial Data Schedule



   *     Filed herewith.
   **    To be filed by amendment.

(b) Financial Statement Schedules

           All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS

           The undersigned small business issuer will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended,


               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and

               (iii) Include any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned small business issuer will:

           (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

           (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


           In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Newbury Park, State of California, on this ____ day of May, 1999.




                                     Pacific Softworks, Inc.



                                     By /s/ Glenn P. Russell
                                        -------------------------------------
                                        Glenn P. Russell
                                        President and Chief Executive Officer

           In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:





            Signature                                            Title                                   Date
            ---------                                            -----                                   ----
/s/ Glenn P. Russell                          President, Chief Executive Officer and Chairman        May 17, 1999
--------------------------------------        (Principal Executive Officer)
Glenn P. Russell

/s/ William E. Sliney                         Chief Financial Officer                                May 17, 1999
--------------------------------------        (Principal Financial   Officer)
William E. Sliney

/s/ Chaim Kaltgrad                            Vice President                                         May 17, 1999
--------------------------------------
Chaim Kaltgrad

/s/ Mark Sewell*                              Vice President                                         May 17, 1999
--------------------------------------
Mark Sewell

/s/ Sandra J. Garcia*                         Vice President                                         May 17, 1999
--------------------------------------
Sandra J. Garcia

/s/ Robert G. J. Burg*                        Director                                               May 17, 1999
--------------------------------------
Robert G. J.  Burg II

/s/ Wayne T. Grau*                            Director                                               May 17, 1999
--------------------------------------
Wayne T. Grau

/s/ Reuben Sandler*                           Director                                               May 17, 1999
--------------------------------------
Reuben Sandler, Ph.D.




* By Power of Attorney

                                 EXHIBIT INDEX


Exhibit No.               Description and Method of Filing
-----------               --------------------------------
   1.1           Form of Underwriting Agreement

   1.3           Form of Selected Dealers Agreement

   3.1           Articles of Incorporation of the Registrant, as amended to date

   3.2           Bylaws of the Registrant

   4.2           Specimen Warrant

   4.3           Form of Warrant Agreement

   4.4           Specimen common stock certificate

   4.5           Form of Lock Up Agreement

   4.6           Form of Underwriter's Option for Purchase of Units

   5.1           Opinion of Resch Polster Alpert & Berger LLP**

   10.1          Form of Indemnification Agreements

   10.2          1998 Equity Incentive Program

   10.3          Security and Loan Agreement, dated September 15, 1998 between
                 Bank of America National Trust and Savings Association and
                 Pacific Softworks*

   10.4          Form of Invention Assignment and Proprietary Information
                 Agreement

   10.5 Sublease dated April 7, 1998 between SHR Perceptual Management and Pacific Softworks for the premises at 703 Rancho Conejo
                 Blvd., Newbury Park, California*

   10.6          Consulting Agreement dated March 8, 1996 between Kenneth
                 Woodgrift and Pacific Softworks*

   10.7          Letter from Pacific Softworks to Glenn Golenberg dated January
                 27, 1999 and Letter from Golenberg & Co, merchant bankers, to
                 Glenn Russell dated June 18, 1998*

   21.1          Subsidiary of the Registrant

   23.1          Consent of Merdinger, Fruchter, Rosen & Corso, P.C.,
                 Independent Auditors

   23.3          Consent of Counsel (contained within Exhibit 5.1)**

   24.1          Power of Attorney (see page II-5)

   27.1          Financial Data Schedule


   *      Filed herewith.
   **     To be filed by amendment.